UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

MET-PRO CORPORATION

    (Name of registrant as specified in its charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Amount previously paid:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing party:

	(4)	Date filed:

160 Cassell Road, Harleysville, Pennsylvania 19438

NOTICE OF ANNUAL MEETING

OF SHAREHOLDERS

To Be Held On June 2, 2010

To the Shareholders of MET-PRO CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of MET-PRO CORPORATION, a Pennsylvania corporation (the “Company”), will be held at The Inn at Towamencin, 1750 Sumneytown Pike, Kulpsville, Pennsylvania, on Wednesday, June 2, 2010, at 9:30 a.m. for the following purposes:

1.	To elect three Directors to serve until the 2013 Annual Meeting of Shareholders.

2.	To ratify the selection of Marcum LLP as independent registered public accountants for the Company’s fiscal year ending January 31, 2011.

3.	To transact such other business as may properly come before the meeting.

           Only shareholders of record at the close of business on April 9, 2010, the record date fixed by the Board of Directors, are entitled to notice of, and to vote at, the Annual Meeting. Directions to The Inn at Towamencin are located on the back cover of this proxy statement.

Your vote is important! Under recently adopted New York Stock Exchange rules, your broker cannot vote your shares on your behalf with respect to the election of Directors until it receives your voting instructions. Whether or not you plan to attend the Annual Meeting, please cast your vote by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying envelope. If for any reason you later desire to revoke your proxy, you may do so at any time before the vote is held at the Annual Meeting by following the procedures described in the accompanying proxy statement.

Gary J. Morgan
Secretary

Harleysville, Pennsylvania
April 16, 2010

MET-PRO CORPORATION
160 Cassell Road, Harleysville, Pennsylvania 19438

PROXY STATEMENT

The Board of Directors of Met-Pro Corporation (the “Company” or “Met-Pro”) presents this proxy statement to all shareholders and solicits their proxies for the Annual Meeting of Shareholders to be held on June 2, 2010.  These proxy materials were first mailed to shareholders of the Company on or about April 16, 2010.  A list of shareholders entitled to vote at the meeting will be available at the Company’s offices, 160 Cassell Road, Harleysville, Pennsylvania 19438, for a period of ten (10) days prior to the meeting for examination by any shareholder.

Proposals to be Voted Upon

At our 2010 Annual Meeting of Shareholders, we are asking our shareholders to consider and act upon two proposals: (i) to elect three Directors to serve until our 2013 Annual Meeting of Shareholders, and (ii) to ratify the selection of Marcum LLP as independent registered public accountants for our fiscal year ending January 31, 2011.

We do not know of any other matters that may be brought before the meeting nor do we foresee or have reason to believe that proxy holders will have to vote for a substitute or alternate Director nominee(s).  In the event that any other matter should come before the meeting or any Director nominee(s) is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment.

 Common Shares Issued and Outstanding on Record Date

Only shareholders of record as of the close of business on April 9, 2010 will be entitled to vote. The total number of Common Shares of the Company outstanding as of April 9, 2010 was 14,617,015. The Common Shares are our only class of securities which is entitled to vote, and each share is entitled to one noncumulative vote.

Quorum Required

A majority of the Common Shares outstanding on the April 9, 2010 record date must be present in person or by proxy at the Annual Meeting in order to have a quorum for the transaction of business. Under Pennsylvania law, abstentions (votes “withheld”) and broker non-votes will be counted as present for purposes of determining the presence of a quorum.   A broker non-vote occurs when a broker’s customer does not provide the broker with voting instructions on non-routine matters for shares that are owned by the customer but held in the name of the broker. For such matters, the broker may not vote and reports the number of shares as “non-votes”.

Vote Required

Election of Directors

Directors are elected by a plurality of the votes cast. A plurality occurs when more votes are cast for a candidate than those cast for an opposing candidate.

A shareholder eligible to vote may: (i) vote for the election of the three nominees identified in this proxy statement; (ii) withhold authority to vote for the three nominees identified in this proxy statement; or (iii) vote for the election of one or two  nominees and withhold authority to vote for one or two nominees.

All proxies that are properly executed and timely received will be voted on all matters presented at the meeting in accordance with the specifications made in such proxies. If your Met-Pro Corporation shares are registered directly in your name, in the absence of your specific vote on your executed proxy card, your shares will be voted consistent with the recommendations of the Board of Directors and in favor of the election of the three nominees for the election of Directors.

Under recently adopted New York Stock Exchange rules, your broker cannot vote your shares on your behalf with respect to the election of Directors until it receives your voting instructions. Accordingly, if the Met-Pro Corporation shares that you own are registered in the name of your broker (“street name”), in the absence of your specific instructions on your executed proxy card, your broker will not vote your shares in favor of the named nominees to the Company’s Board of Directors.

Broker non-votes and shares that are represented by proxies that are marked “withhold authority” with respect to the election of one or more nominees as Directors are deemed under Pennsylvania law not to have been cast, and will have no effect upon the vote as to the election of Directors.

Ratification of Selection of Marcum LLP

The approval of the ratification of the selection of Marcum LLP requires the affirmative “FOR” vote of a majority of the shares which are present in person or by proxy at the Annual Meeting and which are actually cast on this proposal.

A shareholder eligible to vote may vote for or against the approval of the ratification of the selection of Marcum LLP or may abstain.

All proxies that are properly executed and timely received will be voted on all matters presented at the meeting in accordance with the specifications made in such proxies. In the absence of your specific vote on your executed proxy card, if your Met-Pro Corporation shares are registered directly in your name, your shares will be voted consistent with the recommendations of the Board of Directors and in favor of the ratification of the selection of Marcum LLP.

If the Met-Pro Corporation shares that you own are registered in the name of your broker (“street name”), in the absence of your specific instructions on your executed proxy card, your broker will vote your shares in favor of the ratification of the selection of Marcum LLP as independent registered public accountants for the fiscal year 2011.

Abstentions and broker non-votes will not be deemed as having been “cast” and will have no effect upon the approval of this proposal.

How to Vote

You may vote in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting in person, we encourage you to complete, sign and return your proxy card in advance of the Annual Meeting.

Proxy

To vote by proxy, please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented at the Annual Meeting.

In person

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot at the meeting. However, if your shares are held in the name of your broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by giving written notice to such effect to the Company, 160 Cassell Road, P.O. Box 144, Harleysville, Pennsylvania 19438, attention: President, prior to exercise of the proxy, by delivery of a later proxy or by a vote cast in person at the meeting; however, if the shares are held in street name, you may vote these shares in person at the meeting only if you obtain a signed proxy from the record holder giving you the right to vote the shares. If you have instructed your broker to vote your shares, you must follow the directions received from your broker if you want to change those instructions.

Solicitation and Mailing of Proxies

The Company will pay the entire expense of soliciting these proxies.  This solicitation will be primarily by mail, although we may engage officers of the Company or outside parties to solicit proxies personally or by telephone if we deem it expedient. In accordance with New York Stock Exchange rules, we will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses incurred in sending proxy materials to beneficial owners of Met-Pro Corporation shares.

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Shareholders to be held on June 2, 2010

This proxy statement and our annual report to shareholders are available at www.met-pro.com.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

           The Company’s Articles of Incorporation provide for a classified Board of Directors, with the Board divided into three classes whose terms expire at different times. Three Directors, Raymond J. De Hont, Michael J. Morris and Robin L. Wiessmann, whose terms of office expire with the June 2, 2010 meeting, have been recommended by the Corporate Governance and Nominating Committee and nominated by the Board for re-election to terms that expire at the 2013 Annual Meeting.    Information regarding the Board’s three nominees is set forth below. Information regarding the Directors whose terms expire after the 2010 Annual Meeting is set forth on pages 5-6.

           Please note that under recently adopted New York Stock Exchange rules, your broker cannot vote your shares on your behalf with respect to the election of Directors until it receives your voting instructions. Thus, if the Met-Pro Corporation shares that you own are registered in the name of your broker (“street name”), in the absence of your specific instructions on your executed proxy card, your broker will not vote your shares with respect to any of the named nominees to the Company’s Board of Directors. Accordingly, we encourage you to give specific voting instructions to your broker.

If your shares are registered in your name, unless otherwise indicated in valid proxies received pursuant to this solicitation, such proxies will be voted for the election of the persons listed below as nominees for the terms set forth below.

Management has no reason to believe that the nominees will not be available or will not serve if elected.  Proxies may not be voted for more than three persons.  If Messrs. De Hont or Morris, or Ms. Wiessmann should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated in accordance with the Company’s by-laws.

           The following sets forth certain information as to the nominees for election as Directors and for each other person whose term of office as a Director will continue after this Annual Meeting of Shareholders:

NOMINEES FOR TERMS TO EXPIRE IN 2013

Raymond J. De Hont
Mr. De Hont, 56, has served as Chairman of the Board of Directors since September 2003 and as President and Chief Executive Officer since March 2003.  Mr. De Hont has been a member of the Board of Directors since February 2003.  From June 2000 until March 2003, Mr. De Hont was the Chief Operating Officer of the Company, and from June 1995 through December 2000, he was Vice President and General Manager of the Company’s Fybroc business.  In addition, during the period October 1999 to December 2000, Mr. De Hont also served as General Manager of the Company’s Dean Pump business.  Prior to joining Met-Pro Corporation, he held various management positions at Hosokawa Micron Corporation and Air & Water Technologies. Mr. De Hont is a member of the Greater Philadelphia Chamber of Commerce Board of Directors. Mr. De Hont received a Bachelor of Science degree in Civil Engineering from New Jersey Institute of Technology.

Mr. De Hont’s extensive knowledge and experience with all aspects of the Company’s business and its management, his role as Chief Executive Officer and his strategic vision for the Company are considered extremely valuable to the Board of Directors, and this, together with his leadership skills, executive and board experience, his substantial industry knowledge and experience, and corporate governance knowledge, among other factors, led the Board to conclude that he should serve, and that he should be nominated to continue to serve, on Met-Pro Corporation’s Board of Directors.

NOMINEES FOR TERMS TO EXPIRE IN 2013

Michael J. Morris
Mr. Morris, 75, who has served has a member of the Board of Directors of the Company since August 1999, is the retired Chief Executive Officer and President of both Transport International Pool (TIP) and GE Modular Buildings.  Mr. Morris is a Director of Beneficial Mutual Bancorp and a Trustee of Beneficial Mutual Savings Bank where he serves as a member of the Senior Loan Committee and Audit Committee.  Mr. Morris is also a Director of Philadelphia Insurance Company and Philadelphia Indemnity Insurance Company and is a member of the Audit Committee.

Mr. Morris, as founder in 1968 of TIP and later GE Modular Buildings, was associated with both companies for a period of twenty-four years utilizing the skills of entrepreneur, banker, executive and visionary.  Ownership during his tenure changed form six times: twice privately owned, once publicly owned and three mergers, which provided Mr. Morris with vast experience and significant responsibilities in other companies beyond TIP and GE Modular Buildings.  Mr. Morris has had significant roles on various boards/committees such as for GE Capital, GELCO Corporation, Philadelphia Consolidated Holding Corporation, Mercy Health System-Medical Centers, Saint Joseph’s University and Gwynedd-Mercy College.  Mr. Morris received a Bachelor of Science degree in Accounting and Business Administration from Saint Joseph’s University.

Mr. Morris serves on two committees of Met-Pro Corporation’s Board of Directors, the Audit Committee and the Corporate Governance and Nominating Committee, and is Chairman of both committees. As the Chairman of the Corporate Governance and Nominating Committee, Mr. Morris is the Company’s Lead Director.

Mr. Morris had been a member of the class of Met-Pro Directors whose term of office expires with the 2011 Annual Meeting of Shareholders. At its February 2010 meeting, the Board of Directors appointed Mr. Morris a member of the class of Directors whose term of office expires with the 2010 Annual Meeting of Shareholders, filling a vacancy that had been created by Mr. DeBenedictis’ resignation from the Board of Directors.

Mr. Morris’ knowledge and experience in business, accounting and finance, his entrepreneurial and business leadership skills, his extensive board experience, his leadership of the Company’s Audit Committee, his corporate governance knowledge and experience, his expert business judgment, and his substantial knowledge and understanding of the Company, among other factors, led the Board of Directors to conclude that Mr. Morris should serve, and be nominated to continue to serve, on Met-Pro Corporation’s Board of Directors.

In considering Mr. Morris’ nomination for re-election at the 2010 Annual Meeting, the Board of Directors noted the provisions of the Company’s Corporate Governance Guidelines which make Mr. Morris ineligible on account of his age to be nominated for re-election for additional service as a Director. The Board determined to waive this provision and nominate Mr. Morris for an additional term of service, on account of the aforementioned reasons and on account of his record as a very effective and active Board member and the expectation that he would continue to be effective and active, and the Board’s desire for continuity within the Board of Directors.

Robin L. Wiessmann
Ms. Wiessmann, 57, who has served as a member of the Board of Directors of the Company since December 2009, served as State Treasurer of the Commonwealth of Pennsylvania from April 2007 to January 2009.  During her term as State Treasurer, she focused on asset allocation, institutional investing standards, and operating efficiencies, among other initiatives.

Prior to serving as State Treasurer, Ms. Wiessmann was a founding principal and President of Artemis Capital Group, a municipal broker-dealer investment banking firm that was acquired by RBC Dain Rauscher, which she then joined as a Managing Director.  Ms. Wiessmann began her investment-banking career at Goldman Sachs. As an investment banker, Ms. Wiessmann specialized in diverse and complex municipal issues while working with Governors and Treasurers nationwide.  She also served as a Director in investment banking at Merrill Lynch.

Ms. Wiessmann has also served as Vice Chairman of the Delaware River Joint Toll Bridge Commission and as a trustee of the Citizen’s Budget Commission of New York. She presently serves as an independent Director of the ICMARC Vantagepoint Funds and as a Commissioner of the Delaware River Port Authority. Ms. Wiessmann received a Bachelor of Arts degree from Lafayette College and a Juris Doctor from Rutgers University.  She is a member of the Pennsylvania Bar.

Ms. Wiessmann serves on two committees of Met-Pro Corporation’s Board of Directors, the Audit Committee and the Compensation and Management Development Committee.

Ms. Wiessmann’s extensive knowledge and experience in investment banking and finance, her entrepreneurial and business leadership skills, her legal background, and her skill, prominence and reputation as a female civic, governmental and business leader, among other factors, led the Board of Directors to conclude that Ms. Wiessmann should serve, and be nominated to continue to serve, on Met-Pro’s Corporation’s Board of Directors.

The Board of Directors recommends a vote FOR the election of the above nominees as Directors.

CONTINUING DIRECTORS - TERMS EXPIRE AT 2011 ANNUAL MEETING

Judith A. Spires
Ms. Spires, 57, who has served as a member of the Board of Directors of the Company since January 2009, is the Chief Executive Officer of Kings Super Markets.  Prior to this, she served as the President of Acme Markets, a Pennsylvania-based retail grocery chain, from February 2006 to March 2010. Prior to serving as the President of Acme Markets, Ms. Spires served as President of the Dallas/Fort Worth Division of Albertsons, Inc. for two years, after having served as President of Albertsons, Inc.'s Denver Division.  Ms. Spires' previous experience also includes a variety of roles for Acme including: Senior Vice President of Marketing and Merchandising, Vice President of Integration, Vice President-Operations, Vice President-Human Resources, Vice President-Administration, and Vice President-Advertising. Ms. Spires received a Bachelor of Arts degree and a Master of Business Administration degree from LaSalle University.

Ms. Spires also currently serves on a number of civic and community Boards including St. Joseph's University Academy of Food Marketing, and La Salle University.

Ms. Spires serves on two committees of Met-Pro Corporation’s Board of Directors, the Audit Committee and the Corporate Governance and Nominating Committee.

Ms. Spires’ knowledge and experience in management, marketing, distribution and human resources, her board experience and community involvement and her leadership skills, reputation and prominence as a female business and civic leader, among other factors, led the Board of Directors to conclude that Ms. Spires should serve on Met-Pro Corporation’s Board of Directors.

Stanley W. Silverman
Mr. Silverman, 62, who has served as a member of the Board of Directors of the Company since September 2009, is the President of Horizon Venture Group LLC, a private firm that invests as a limited partner in companies which have the potential for growth and value creation. From January 2000 to February 2005, Mr. Silverman served as President and Chief Executive Officer, and was a member of the Board of Directors, of PQ Corporation, a privately held global company operating in 19 countries in two core businesses, chemicals and engineered glass materials. He was appointed Executive Vice President and Chief Operating Officer of PQ Corporation in 1991. During his 34 year career at PQ Corporation, he held positions in engineering, operations planning, marketing, sales and business unit executive management.

Mr. Silverman is a former Chairman of the Board of the Soap and Detergent Association, where he had served as Chairman of the Compensation and Finance Committees, and is a former Board member of the American Chemistry Council.

Mr. Silverman currently serves on the Board of Directors and the Audit Committee of C&D Technologies, Inc., a New York Stock Exchange listed company that produces and markets systems for the power conversion and storage of electric power including industrial batteries; on the Board of Directors and the Audit and Compensation Committees of A. Schulman, Inc., a NASDAQ listed  company that is a leading international supplier of higher performance plastic compounds and resins;  and on the Boards of Directors of three private equity-owned companies. He is also a trustee of Drexel University, where he is Chairman of the Finance Committee. Mr. Silverman received a Bachelor of Science degree in Chemical Engineering and a Master of Business Administration degree from Drexel University. He also completed the Advanced Management Program at the Harvard Business School.

Mr. Silverman serves on two committees of Met-Pro Corporation’s Board of Directors, the Audit Committee and the Compensation and Management Development Committee.

Mr. Silverman’s extensive business, executive, and organizational leadership skills and experience, global industrial manufacturing, marketing and sales experience, board of directors, audit and compensation committee experience with respect to publicly traded companies from which he has obtained substantial corporate governance experience, knowledge and judgment, and his relevant industry experience, among other factors, led the Board of Directors to conclude that Mr. Silverman should serve on Met-Pro Corporation’s Board of Directors.

CONTINUING DIRECTORS - TERMS EXPIRE AT 2012 ANNUAL MEETING

George H. Glatfelter II
Mr. Glatfelter, 58, who has served as a member of the Board Directors of the Company since May 2004, has been Chairman of the Board and Chief Executive Officer of P.H. Glatfelter Company (NYSE: GLT) since 1999 and 1998, respectively.  P.H. Glatfelter Company is a multinational company that produces specialized papers and paper products that are marketed in over eighty countries worldwide.  Throughout his 33-year career at P.H. Glatfelter Company, Mr. Glatfelter has held positions in human resources, maintenance and engineering, operations, planning and sales and marketing, leading to his election as a Director of the P.H. Glatfelter Company in 1992. Mr. Glatfelter is also a Director of the National Council for Air and Stream Improvements, a Trustee of York College of Pennsylvania, a Director of American Forest and Paper Association, and a Director of the Alliance for the Chesapeake Bay. Mr. Glatfelter received a Bachelor of Science degree from Roanoke College in 1975.

Mr. Glatfelter serves on two committees of Met-Pro Corporation’s Board of Directors, the Compensation and Management Development Committee, where he is Chairman, and the Corporate Governance and Nominating Committee.

Mr. Glatfelter’s strong executive, business and organizational leadership skills, his industrial manufacturing and multinational business experience, his experience as a member of the Board of Directors of a publicly traded company from which he has developed significant relevant corporate governance and other experience and knowledge, among other factors, led the Board of Directors to conclude that Mr. Glatfelter should serve on Met-Pro Corporation’s Board of Directors.

Gary J. Morgan
Mr. Morgan, 55, who has served as a member of the Board of Directors of the Company since February 1998, has been the Company’s Senior Vice President-Finance, Secretary, Treasurer, and Chief Financial Officer since June 2006, prior to which, since October 1997, he served as Vice President-Finance, as well as Secretary, Treasurer and Chief Financial Officer.  Immediately prior to October 1997, Mr. Morgan was the Corporate Controller of the Company.  He has been employed by the Company since 1980. Mr. Morgan received a Bachelor of Science degree in Accounting from Pennsylvania State University and a Master of Business Administration degree from Temple University. Mr. Morgan is a Certified Public Accountant.

Mr. Morgan’s business leadership skills, his extensive knowledge and skill in accounting, finance, financial reporting, mergers and acquisitions, and corporate governance, as well as his extensive knowledge of the Company, among other factors, led the Board of Directors to conclude that Mr. Morgan should serve on Met-Pro Corporation’s Board of Directors.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors presently consists of seven persons, with the Board having the authority under the Bylaws from time to time to set the number of Directors constituting the whole of the Board.

The Board of Directors of the Company held six meetings during the fiscal year ended January 31, 2010.  The Board of Directors has three standing committees: the Audit, Compensation and Management Development, and Corporate Governance and Nominating Committees.

The Board’s policy at present is that Committee appointments are for not less than a two-year term or such earlier termination of the Director’s term of office as such.  During the fiscal year ended January 31, 2010, no Director attended fewer than 75% of (i) the total number of meetings of our Board of Directors held during the period for which he or she was a Director and (ii) the total number of meetings held by all Committees of the Board on which he or she served during the period that he or she served.

We have chosen to have Mr. De Hont serve as both our Chief Executive Officer and as the Chairman of our Board of Directors. Our Board of Directors believes that this leadership structure is appropriate because our Chief Executive Officer works most closely with our Company’s management team on a daily basis, which our Board believes places him in the best position to determine the timing of Board meetings, to propose agendas for Board meetings and to run the Board meetings. However, any Director can, and many from time to time do, establish agenda items for a Board meeting. As required by the rules of the New York Stock Exchange, our Board has appointed a Director to preside at meetings of our independent Directors; our policy is that this Director is the Chairman of the Corporate Governance and Nominating Committee, whom we call our Lead Director. The role of the Lead Director includes, among other responsibilities, setting the agenda for Board meetings, in collaboration with the Chairman of the Board. The duties of our Lead Director are more fully described in “Independence of Directors/Corporate Governance Guidelines” elsewhere in this proxy statement.

Risk Oversight

The Board of Directors oversees an annual assessment of enterprise risk exposure and the management of such risk, conducted by the Company’s executives. When assessing enterprise risk, the Board focuses on the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Direct oversight allows the Board to assess management’s inclination for risk, to determine what constitutes an appropriate level of risk for the Company and to discuss with management the means by which to control risk. In addition, while the Board of Directors has the ultimate oversight responsibility for the risk management process, the Audit Committee focuses on financial risk management and exposure. The Audit Committee receives an annual risk assessment report from the Company’s internal auditor and reviews and discusses the Company’s financial risk exposures and the steps management has taken to monitor, control and report such exposures.

Audit Committee

The Audit Committee of the Board of Directors is presently comprised of Mr. Morris, Chairman, Mr. Silverman, Ms. Spires and Ms. Wiessmann. The Board has determined that all of the members of the Audit Committee are “independent” within the meaning of Securities and Exchange Commission (“SEC”) regulations, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. (See “Independence of Directors/Corporate Governance Guidelines” elsewhere in this proxy statement.)  The Board has also determined that there is at least one “Audit Committee financial expert” serving on the Audit Committee, as that term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, namely Mr. Morris.  The Audit Committee met four times during fiscal year 2010.

The focus of the Audit Committee, as described in its charter, is upon:

♦	the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;
♦	the independence and performance of the Company’s independent registered public accounting firm;
♦	hiring and firing the Company’s independent registered public accounting firm;
♦	approving any audit and non-audit work performed by the independent registered public accounting firm;
♦	monitoring the performance of the Company’s internal audit function; and
♦	the Company’s compliance with designated legal and regulatory requirements.

Further information regarding the functions of the Audit Committee are set forth in the “Report of the Audit Committee” on page 34 and the “Audit Committee Charter” which is available on our Company’s website at www.met-pro.com  under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.  The Audit Committee periodically reviews and modifies its charter.

Compensation and Management Development Committee

The Compensation and Management Development Committee of the Board of Directors is presently comprised of Mr. Glatfelter, Chairman, Mr. Silverman and Ms. Wiessmann. The Board has determined that all the members of the Compensation and Management Development Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Compensation and Management Development Committee met three times during fiscal year 2010.

The focus of the Compensation and Management Development Committee, as described in its charter, is as follows:

♦
together with the other independent members of the Board of Directors, to discharge as to the Chief Executive Officer (“CEO”), and to assist the Board in otherwise discharging, the Board’s responsibilities relating to the compensation of the Company’s executives (consisting of the Company’s elected officers and General Managers and such other key employees as determined by the Committee with guidance from the CEO) and members of the Board;

♦
to review and discuss with the Company’s senior executives the Compensation Discussion and Analysis included in the Company’s proxy statement and to provide the Compensation and Management Development Committee Report for inclusion in the Company’s proxy statement that complies with the rules and regulations of the SEC; and

♦	to assist the Board in ensuring that the Company has in place effective policies and programs for senior executive succession and for the development of its executives.

           The charter of the Compensation and Management Development Committee is available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary. The Compensation and Management Development Committee periodically reviews and modifies its charter.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee of the Board of Directors is presently comprised of Mr. Morris, Chairman, Mr. Glatfelter and Ms. Spires.  The Board has determined that all of the members of the Committee are “independent” within the meaning of the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Corporate Governance and Nominating Committee met four times during fiscal year 2010.

The Corporate Governance and Nominating Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of the Company’s Corporate Governance Guidelines.  In addition, the Committee is responsible for developing and reviewing background information on candidates for the Board, and making recommendations to the Board regarding such candidates.  The Committee also is responsible for preparing and supervising the Board’s annual review of Directors independence and the Board’s performance self-evaluation.  The charter of the Corporate Governance and Nominating Committee is available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.  The Corporate Governance and Nominating Committee periodically reviews and modifies its charter.

The Corporate Governance and Nominating Committee will consider candidate(s) for Board membership suggested by its members and other Board members, as well as management and shareholders. A shareholder who wishes to recommend a prospective nominee(s) for the Board should notify the Company’s Corporate Secretary or any member of the Corporate Governance and Nominating Committee in writing with whatever supporting material the shareholder considers appropriate.  The Corporate Governance and Nominating Committee will also consider whether to nominate any person(s) proposed by a shareholder pursuant to the provisions of the Company’s Bylaws relating to shareholder nominations (see “Shareholder Proposals” elsewhere in this proxy statement).

Once the Corporate Governance and Nominating Committee has identified a new prospective nominee(s), the Committee expects to make an initial determination as to whether to conduct a full evaluation of the candidate(s). This initial determination will be based on whatever information is provided to the Committee with the recommendation of the prospective candidate(s), as well as the Committee’s own knowledge of the prospective candidate(s), which may be supplemented by inquiries to the person(s) making the recommendation or others.  The preliminary determination is anticipated to be based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee(s) can satisfy the evaluation factors described below.  If the Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, with prior approval of the candidate(s), it may request a third-party search firm to gather additional information about the prospective nominee’s background and experience and report its findings to the Committee.  The Committee then expects to evaluate the prospective nominee(s) against the standards and qualifications set out in the Company’s Corporate Governance Guidelines, including:

♦	the ability of the prospective nominee(s) to represent the interests of the shareholders of the Company;
♦	the prospective nominee’s standards of integrity, commitment and independence of thought and judgment;
♦
the prospective nominee’s ability to dedicate sufficient time, energy and attention to the diligent performance of his or her duties, including the prospective nominee’s service on other public company boards, as specifically set out in the Company’s Corporate Governance Guidelines; and

♦	the extent to which the prospective nominee(s) contributes to the range of talent, skill and expertise appropriate for the Board.

The Committee also intends to consider such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and, as part of the Company’s commitment to diversity, the candidate’s race and gender.  In connection with this evaluation, the Committee will determine whether to interview the prospective nominee(s), and if warranted, one or more members of the Committee, and others as appropriate, will interview the prospective nominee(s) in person or by telephone.  After completing these evaluations and interviews, the Committee will make a recommendation to the full Board as to the person(s) who should be nominated by the Board, and the Board will determine the nominee(s) after considering the recommendation and report of the Committee.

Shareholder and Other Interested Party Communications with Directors

Met-Pro shareholders and other interested parties who wish to communicate directly with the Board, a Board Committee, the Lead Director or any individual Director (including non-management Directors) can write to: Met-Pro Corporation, Board Administration, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438.  The Company will review all such correspondence and provide any comments along with the full text of the communication to the Lead Director or the non-management Directors as a group, as the case may be.

In the case of a shareholder, your letter should indicate that you are a Met-Pro shareholder.  Depending upon the subject matter, management will: forward the communication to the Director or Directors to whom it is addressed; attempt to handle the inquiry directly, if appropriate, such as a request for information about the Company or a stock-related matter; or not forward the communication, if it is primarily commercial in nature or if it relates to an improper, irrelevant or inappropriate topic.

At each Board meeting, a member of management will present a summary of any and all communications received since the last meeting that were not forwarded, and will make those communications available to Directors upon request.

The Board’s policy is to encourage attendance by each Board member at the Annual Meeting of Shareholders.  All Directors attended the 2009 Annual Meeting of Shareholders with the exception of Mr. Glatfelter.

How to Request Copies of Certain Documents

The Company will provide without charge, upon written request, a copy of the Company’s Annual Report on Form 10-K, Corporate Governance Guidelines, charters of the various Committees of the Board of Directors (Corporate Governance and Nominating; Compensation and Management Development; and Audit) and Codes of Conduct (Code of Business Conduct and Ethics (all employees and Directors) and Code of Ethics (CEO and CFO only)).  Please direct your requests to Gary J. Morgan, Secretary, Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, Pennsylvania 19438.

INDEPENDENCE OF DIRECTORS/CORPORATE GOVERNANCE GUIDELINES

The Corporate Governance Guidelines adopted by the Board are intended to meet or exceed the listing standards adopted by the New York Stock Exchange.  The Guidelines describing the composition of the Board addressing Director independence are available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions. A copy may also be obtained upon request from the Company’s Corporate Secretary.

At its March 2010 meeting, the Board reviewed Director independence, inquiring into transactions and relationships between each Director or any member of his or her immediate family and the Company and its subsidiaries and affiliates, the disclosure of which would be required under Securities and Exchange Commission (“SEC”) rules in this proxy statement under the section “Certain Business Relationships,” as to which there are none.  The Board also examined transactions and relationships between Directors or their affiliates and members of the Company’s senior management or their affiliates.  As provided in the Guidelines, the purpose of this review was to determine whether any such relationships or transactions were consistent with a determination that the Director is independent.

As a result of this review, the Board determined that George H. Glatfelter, Michael J. Morris, Stanley W. Silverman, Judith A. Spires and Robin L. Wiessmann are “independent” Directors for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange, and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303.01 of the Listed Company Manual of the New York Stock Exchange.

The Company’s independent Directors meet periodically, without management being present, generally in connection with a scheduled meeting of the Board of Directors.  These meetings are presided over by the Lead Director, and prior to the creation of this position in March 2010, were presided over by the Company’s Presiding Independent Director.  The policy of our Board of Directors is that the Chair of the Corporate Governance and Nominating Committee is the Lead Director.  Mr. DeBenedictis served as the Presiding Independent Director in fiscal year 2010 and through his resignation from the Board in February 2010, at which time Mr. Morris, was elected Chair of the Corporate Governance and Nominating Committee and as such assumed the position of Presiding Independent Director (now Lead Director).

The duties of the Lead Director include presiding at all meetings of the Board of Directors at which the Chairman is not present, including executive sessions of the non-management Directors, and determining the agenda for these meetings; making recommendations to the Board regarding the structure of Board meetings; recommending matters for consideration by the Board; setting Board meeting agendas, in collaboration with the Chairman; developing the annual calendar for the Board and committee meetings, in collaboration with the Chairman of the Board and the Chairman of each committee; determining appropriate materials to be provided to the Directors, in collaboration with the Chairman; and serving as an independent point of contact for shareholders who wish to communicate with the Board, other than through the Chairman.

CODES OF ETHICS

The Company has a Code of Business Conduct and Ethics, which is applicable to all employees of the Company, including the Chief Executive Officer and Chief Financial Officer.  The Board has also approved a separate Code of Ethics which is specifically applicable to the Chief Executive Officer and Chief Financial Officer.  Both the Code of Business Conduct and Ethics and the Code of Ethics for the Chief Executive Officer and Chief Financial Officer are available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of either code may also be obtained upon request from the Company’s Corporate Secretary.

SHARE OWNERSHIP OF
EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth as of March 29, 2010 the number and percentage of shares held by each Director and nominee for Director of the Company, each executive officer of the Company named in the Summary Compensation Table and by all Directors, nominees and executive officers as a group. Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.
Name of Executive Officers and Directors	Number of Common Shares Owned		Common Shares Underlying Options Exercisable Within 60 Days (1)	Percent of Shares Beneficially Owned (2)
Raymond J. De Hont	33,264	(3)	261,948	1.9%

George H. Glatfelter II	4,444		52,113	*

Gary J. Morgan	63,829	(4)	111,504	1.1%

Michael J. Morris	51,359		52,113	*

Stanley W. Silverman	2,500		-	*

Judith A. Spires	-		-	*

Robin L. Wiessmann	-		-	*

Gennaro A. D’Alterio	2,549	(5)	8,533	*

Gregory C. Kimmer	36,070	(6)	65,936	*

Paul A. Tetley	11,048	(7)	95,314	*

All Directors, nominees and executive officers as a group (13 persons)	208,792	(8)	739,596	6.1%

*	Less than 1% of the Company’s outstanding Common Shares.

(1)
The number of Common Shares beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission. Under these rules, a person is deemed to have “beneficial ownership” of any shares over which that person has or shares voting or investment power, plus any shares that the person may acquire within 60 days, after January 31, 2010, including through the exercise of stock options. This number of shares beneficially owned therefore includes all shares that may be acquired within 60 days pursuant to the exercise of stock options.

(2)
The percent ownership for each shareholder on March 29, 2010 is calculated by dividing (a) the total number of shares beneficially owned by the shareholder by (b) 14,617,015 shares plus any shares acquirable (including stock options exercisable) by that person within 60 days after January 31, 2010.

(3)
The number of shares held by Mr. De Hont includes 9,841 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan. Excludes shares owned by Mr. De Hont’s adult children, as to which he disclaims beneficial ownership or control.

(4)	The number of shares held by Mr. Morgan includes 25,640 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(5)	The number of shares held by Mr. D’Alterio includes 2,313 Common Shares beneficially held through the Company’s 401(k) Plan.

(6)	The number of shares held by Mr. Kimmer includes 15,533 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(7)	The number of shares held by Mr. Tetley includes 6,502 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

(8)
The number of shares held by all 13 executive officers and Directors as a group include 63,153 Common Shares beneficially held through the Met-Pro Corporation Salaried Employee Stock Ownership Trust and through the Company’s 401(k) Plan.

BENEFICIAL OWNERSHIP OF PRINCIPAL SHAREHOLDERS

The following table provides information regarding the only entities known to us to be beneficial owners of more than five percent of our outstanding Common Shares as of January 31, 2010.  Unless otherwise stated, the beneficial owners exercise sole voting and/or investment power over their shares.

Name of Beneficial Owner	Shares Beneficially Owned		Percent of Shares Beneficially Owned
BlackRock Inc.	824,607	(1)	5.7%
40 East 52nd Street
New York, NY 10022

Royce & Associates, LLC	806,189	(2)	5.5%
745 Fifth Avenue
New York, NY 10151

(1)
BlackRock Inc., a registered investment advisor, is deemed to have beneficial ownership of 824,607 shares, as described on Schedule 13G filed with the Securities and Exchange Commission on January 20, 2010.

(2)
Royce and Associates, LLC, a registered investment advisor, is deemed to have beneficial ownership of 806,189 shares, as described on Schedule 13G filed with the Securities and Exchange Commission on January 26, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Met-Pro Corporation Common Shares. Based solely on a review of the copies of reports furnished to the Company, or written representations that no other reports were required, the Company believes that during the 2010 fiscal year, all filing requirements applicable to its officers and directors were complied with on a timely basis.

EXECUTIVE COMPENSATION

Risk Assessment

At the Compensation and Management Development Committee’s direction, management conducted a risk assessment of the Company’s compensation policies and practices, including its executive compensation programs. The Committee reviewed and discussed the findings of the assessment and concluded that the Company’s compensation policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy, do not incent executives to take unnecessary or excessive risks, and that any risks arising from the Company’s policies and practices are not reasonably likely to have a material adverse effect on the Company. In the review, management considered the attributes of the Company’s policies and practices, including:

♦	The mix of fixed and variable compensation opportunities;

♦	The balance between annual and longer-term performance opportunities;

♦	The alignment of annual and long-term incentive award objectives to ensure that both types of awards encourage consistent behaviors and sustainable performance results;

♦	Performance factors tied to key measures of short-term and long-term performance that motivate sustained performance; and

♦	The Committee’s ability to consider non-financial and other qualitative performance factors in determining actual compensation payouts.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of the Compensation and Management Development Committee of the Board of Directors (the “Compensation Committee” or “Committee”) is (i) to establish the Company’s Compensation Philosophy, which serves as the basis for all employee remuneration policies and programs; (ii) to monitor the implementation of the Company’s compensation programs to ensure each is consistent with the Compensation Philosophy; (iii) to discharge as to the Chief Executive Officer, and to assist the Board in otherwise discharging, the Board’s responsibilities relating to the compensation of the Company’s executives (consisting of the Company’s elected officers and general managers and such other key employees as determined by the Committee with guidance from the Chief Executive Officer) and members of the Board; (iv) to review and discuss with the Company’s senior executives the Compensation Discussion and Analysis to be included in the Company’s Proxy Statement and recommend to the Board that the Compensation Discussion and Analysis be included in the Proxy Statement and to provide the Compensation and Management Development Committee Report for inclusion in the Company’s Proxy Statement that complies with the rules and regulations of the Securities and Exchange Commission; and (v) to assist the Board in ensuring that the Company has in place effective policies and programs for senior executive succession and for the development of its executives.

Overview of Compensation

The Committee is comprised only of independent non-employee members of the Board of Directors and has responsibility for among other matters, establishing and implementing the Company’s executive compensation philosophy.  The Committee makes recommendations to the Board of Directors (the “Board”) concerning compensation policies for the Company’s executive officers, other senior managers and the Directors, except that the Committee, with other independent Directors as determined by the Board, has the sole authority to set compensation for the Chief Executive Officer.  Throughout this proxy statement, the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during the fiscal year ended January 31, 2010, as well as the other individuals included in the Summary Compensation Table on page 23, are referred to as the “named executive officers.”

Compensation Philosophy and Objectives

The Committee makes every effort to ensure that the Company’s compensation program is consistent with the values of Met-Pro Corporation and furthers its business strategy. The Committee has established the following compensation objectives for the Company’s named executive officers and other senior managers as important elements of its overall compensation philosophy:

♦
Align the interests of executives, including the Company’s named executive officers, with those of the shareholders.  The Committee believes it is appropriate to tie a portion of executive compensation to the value of the Company’s stock in order to more closely align the interests of the named executive officers and other senior managers with the interests of the Company’s shareholders.

♦
Retain and develop competent management.  The Company’s executive compensation program components are designed to attract, retain, develop and motivate highly qualified executives critical to achieving Met-Pro’s strategic objectives and building shareholder value.

♦
Relate executive compensation to the achievement of the Company’s goals and financial performance, both short and long-term.  The Committee’s executive compensation programs are designed to reward executives when performance results for the Company and the executive are above stated objectives. The Committee believes that compensation paid to executives should be closely aligned with the performance of the Company on both a short-term and long-term basis.

The Committee reviews the Company’s compensation philosophy and objectives at least twice each year, once in December near the end of the fiscal year and once again in February at the start of the new fiscal year, to determine if revisions are necessary in light of market conditions, the Company’s strategic goals, and/or other relevant factors.

Role of Company Management in Compensation Decisions

The Committee, together with the other independent Directors of the Board, as determined by the Board, has the full authority as to compensation of the Chief Executive Officer and sets the Chief Executive Officer’s compensation. As to the other named executive officers and the Company’s other senior managers, the Chief Executive Officer annually reviews compensation for the other named executive officers and other senior managers and makes recommendations to the Committee based on individual performance.  The Chief Executive Officer proposes base salary adjustments and long-term incentive award grants for each of the other named executive officers and other senior managers to the Committee for approval. Together with the Chief Financial Officer, the Chief Executive Officer also works with the participants in the annual Management Incentive Plan (the “Plan”) to establish the performance goals under the Management Incentive Plan (at least some of which are with reference to the Company’s annual operating plan), presents these performance goals to the Committee as part of the Company’s annual budgeting process, monitors and reports to the Board and the Committee on a periodic basis as to performance relative to these performance goals, and presents to the Committee an assessment after the end of the fiscal year as to the extent to which the performance goals were met by each of the participants in the Plan. The Chief Executive Officer also has discretionary authority to distribute a certain pool of bonus money that may be available under the Management Incentive Plan to participants in the Plan whose performance he believes merits a bonus award notwithstanding that such participant did not otherwise qualify for an award under the Plan.  The Committee reviews and approves, and retains discretion to modify, all awards under the Plan. The Committee’s actions are subject to Board approval, except with respect to decisions as to the compensation of the Chief Executive Officer.

Establishing Executive Compensation

The primary objectives of Met-Pro Corporation’s senior executive compensation program is to attract and retain highly qualified senior executives, to motivate them to achieve measurable performance objectives at their management level and to align their interests with those of Met-Pro Corporation’s shareholders.  To achieve these objectives, the Company follows the basic principles that annual compensation should be competitive with other public manufacturing companies of similar size and/or market base, and that long-term compensation should generally be linked to Met-Pro Corporation’s total return to shareholders. The Company’s executive compensation presently consists of the following primary components, (i) base salary; (ii) the Company’s Management Incentive Plan; (iii) a long-term incentive (equity-based) program, currently in the form of stock options; and (iv) other executive benefits, including a defined contribution 401(k) plan, a non-qualified deferred contribution supplemental executive retirement plan, health and retirement benefits, and other benefits. Detail on these is set out later in this proxy statement.

The Compensation and Management Development Committee’s (“Committee”) approach is to periodically (currently on an approximately two or three year cycle) engage an outside consultant to provide a comparative assessment of executive level compensation; to consider compensation increases in February, in connection with the annual salary review process; and where the sense of the Committee is that compensation levels are within the range considered by the Committee to be appropriate, provide for annual base salary increases within a range of 2% to 5%, with the actual specific amount of the increase to take into account a variety of factors including, without limitation, market based data provided by outside consultants; the scope and nature of the executive’s responsibilities; comparative geographical cost of living differences; and the nature of the executive’s performance during the prior fiscal year, with superior effort and performance resulting in a base salary increase at the upper end of the range.  Similarly, where the sense of the Committee is that compensation is below the bottom end of the range that the Committee considers to be acceptable, the Committee will award a compensation increase that is beyond the “normal” range of increases, it being the Committee’s view that, depending upon the circumstances, the process of bringing the executive’s compensation into an acceptable range may occur over the course of several years.

Specifically, compensation decisions for the fiscal years ended January 31, 2008 and 2009 relied in part upon data provided during the fiscal year ended January 31, 2008 by the Hay Group Inc., an independent compensation consultant. In December 2009, the Committee engaged Frederic W. Cook & Co. Inc., an independent compensation consultant, to perform a competitive assessment of the Company’s compensation program and for related guidance applicable for compensation for the Company’s fiscal year ending January 31, 2011.

The Hay Group Inc. report, provided during the fiscal year ended January 31, 2008, analyzed the Company’s compensation program for a total of 15 senior executives, examining three components of compensation: base salary; total direct compensation (defined as the sum of base compensation plus the target cash bonus amount); and total compensation (defined as the sum of base compensation, the target cash bonus amount, and the value of long-term incentives). The competitive assessment performed by the Hay Group was limited to market data contained in published surveys. The Hay Group provided comparative data with respect to a group of companies considered by the Hay Group to be a peer group consisting of publicly traded companies’ selected based on size, similar business or financial characteristics, international presence and companies with which Met-Pro Corporation competes for business opportunities, managerial talent and shareholder investments (collectively representing the Company’s “FY 2008/2009 Compensation Peer Group”), as follows:

○	Calgon Carbon Corporation	○	Gorman-Rupp Corporation	○	Fuel Tech Inc.
○	CECO Environmental Corporation	○	Graco Inc.	○	Reunion Industries
○	Environmental Tectonics Corporation	○	K-Tron International Inc.	○	SL Industries Inc.
○	Flanders Corporation	○	MFRI Inc.	○	Strategic Distribution Inc.
○	PMFG Inc.	○	Misonix Inc.

The Committee’s approach for compensation decisions for the fiscal year ended January 31, 2010 was to consider compensation for an executive to be “market competitive” and appropriate for Met-Pro Corporation if all major items of compensation are within a range of 15% (plus or minus) of market median of the FY 2008/2009 Compensation Peer Group.

The Hay Group Report indicated that target bonus levels and long-term incentive values for the Company’s 15 executives were market competitive.  The base salary of 11 of these senior executives was considered market competitive.  The base salary for the Chief Executive Officer and for two general managers was more than 15% below the market median, and the salary of one general manager was more than 15% above the market median.  Of such four persons who were not market competitive, only the

Chief Executive Officer was one of the five most highly compensated employees.  The compensation for the other four named executive officers during the fiscal year ended January 31, 2009 was found to be market competitive.

Based in part upon the Hay Group Report, it was the sense of the Committee that the fiscal year ended January 31, 2009 compensation levels for the 11 executives whose compensation was found in all three respects to be market competitive was appropriate to accomplish the Committee’s goals of incentivizing and retaining these key executives, and that no major changes to the compensation paid to these executives was needed to accomplish the Committee’s goals.  Accordingly, consistent with this approach, in February 2008, the Committee approved base salary increases recommended by the Chief Executive Officer for these executives that were within the 2-5% range referenced above. As indicated above, the Hay Group Report concluded that the Chief Executive Officer’s base salary as of the time was below the range considered to be market competitive.  The Committee relied upon this analysis, in part, in making its decision to increase Mr. De Hont’s fiscal year ended January 31, 2009 salary by 10%, from $310,000 to $341,000.  The Committee considered Mr. De Hont’s performance during the year to be at a very high level and to warrant a “normal” increase at the top of the range.  The remainder of this increase was explicitly intended to bring Mr. De Hont’s base salary closer to the market competitive level desired by the Committee, with the Committee’s view being that, assuming that Mr. De Hont continued to perform at expected high levels, a similar percentage increase in base salary could be anticipated for the fiscal year ended January 31, 2010 before Mr. De Hont’s base salary would be at the Committee’s desired level.

As noted above, in December 2009, the Committee engaged Frederic W. Cook & Co. Inc., an independent compensation consultant, to perform a competitive assessment of the Company’s compensation program and review the Compensation Peer Group. As a result, for the fiscal year ended January 31, 2011 the following changes have been made to the Company’s compensation peer group (the new compensation peer group being referred to as the “FY 2011 Compensation Peer Group”): Badger Meter Inc., Energy Recovery Inc., Evergreen Solar Inc. and Graham Corp. have been added to our peer group, replacing Calgon Carbon Corporation, Environmental Tectonics Corporation, Graco Inc., Misonix Inc., Reunion Industries, SL Industries Inc. and Strategic Distribution Inc. Frederic W. Cook & Co. Inc.’s analysis was that total senior executive compensation was in the 25th to 50th percentile of the Company’s FY 2011 Compensation Peer Group relative to base salary, target bonus as a percent of salary, target cash compensation and long-term incentives, which as to the fiscal year ending January 31, 2011 is the Committee’s target range for senior executive compensation.

Base Salary for Fiscal Years 2010 and 2011

As noted above, the Company’s intent is to provide the named executive officers and other senior managers (totaling 14 individuals during the fiscal year ended January 31, 2010) with base salaries at dollar levels intended to be market competitive so as to fairly compensate them for services rendered during the year, consistent with the primary compensation philosophy and objectives previously stated.

Consistent with the stated compensation philosophy and objectives, the Committee, together with the other independent Directors as determined by the Board, sets the base salary for the Chief Executive Officer.  As to the other named executive officers and other senior managers, the Chief Executive Officer reviews and recommends salary adjustments to the Committee for approval.  In establishing base salary ranges, the Committee takes the following items into consideration:

♦	The Compensation Peer Group data and other market data for comparable positions;
♦	Individual level of experience, responsibility, performance and contributions to the Company; and
♦	The Chief Executive Officer’s recommendations for named executive officers (other than himself).

Fiscal Year 2010

In setting base salaries for the fiscal year ended January 31, 2010, the Committee’s view was that the market data provided by the Hay Group report continued to be relevant but warranted a slight upward adjustment for normal cost of living increases, with the Committee’s intent being to continue to seek to provide market competitive base salaries, which the Committee continued to define as having all major items of compensation be within a range of 15% (plus or minus) of market median (“targeted range”) of the FY 2008/2009 Compensation Peer Group. Giving due consideration to the factors outlined above in the second paragraph of “Establishing Executive Compensation”, the Committee approved the following base salaries for the Company’s fiscal 2010 Named Executive Officers:

Mr. De Hont: base salary increased from $341,000 to $375,000. In increasing Mr. De Hont’s base salary by approximately 10%, the Committee took into account the Hay Group report that had indicated that Mr. De Hont’s compensation during the fiscal year ended January 31, 2008 ($310,000) was more than 15% below the market median, and the Committee’s communication to Mr. De Hont at time of increasing his fiscal year ended January 31, 2009 base salary to $341,000 that, assuming continued performance, he should anticipate a similar base salary increase for the fiscal year ended January 31, 2010. The Committee considered Mr. De Hont’s performance during the 2009 fiscal year to be at a very high level and to warrant the indicated fiscal year 2010 increase. The fiscal year 2010 base salary was within the targeted range.

Mr. Morgan: base salary increased from $220,000 to $227,700.  The Hay Group report had indicated that Mr. Morgan’s fiscal year 2008 salary was market competitive, and the fiscal year 2010 base salary increase was intended to recognize Mr. Morgan’s level of performance during fiscal year 2009.  The fiscal year 2010 base salary was within the targeted range.

Mr. Kimmer: base salary increased from $154,000 to $158,500. The Hay Group report had indicated that Mr. Kimmer’s fiscal year 2008 salary was market competitive, and the base salary increase was intended to recognize Mr. Kimmer’s level of performance during fiscal year 2009.  The fiscal year 2010 base salary was within the targeted range.

Mr. Tetley: base salary increased from $187,400 to $192,000. The Hay Group report had indicated that Mr. Tetley’s fiscal year 2008 salary was market competitive, and the base salary increase was intended to recognize Mr. Tetley’s level of performance during fiscal year 2009.  The fiscal year 2010 base salary was within the targeted range.

Mr. D’Alterio: base salary increased from $157,500 to $170,000. In awarding an approximately 8% salary increase, the Committee took into account the significance of  Mr. D’Alterio’s current responsibilities and awarded him a base salary increase intended to reflect this, to ensure retention, to reward his performance during fiscal year 2009.  The fiscal year 2010 base salary was within the targeted range.

Fiscal Year 2011

As earlier noted in this proxy statement, during the fiscal year ended January 31, 2010 the Committee engaged Frederic W. Cook & Co. Inc. (“Cook & Co.”), an independent compensation consultant, to review and report on the competitiveness of the Company’s senior executive compensation structure and practices. The Cook & Co. competitive compensation analysis was based upon compensation data from the FY 2011 Compensation Peer Group as well as a recent general industry survey from a proprietary database that Cook & Co. maintains.  Cook and Co.’s analysis was that, in aggregate, base salaries that the Company pays to its senior managers were between the 25th and 50th percentile (“targeted range”) of both the FY 2011 Compensation Peer Group as well as the general industry survey. In setting base salaries for the fiscal year ending January 31, 2011, the Committee sought to maintain base salaries within this 25th to 50th percentile range and sought to give due consideration to the factors outlined above in the second paragraph of “Establishing Executive Compensation”. Based upon the foregoing, the Committee approved the following base salaries for the fiscal year ending January 31, 2011 for the Company’s fiscal 2010 Named Executive Officers:

Mr. De Hont: As per Mr. De Hont’s request, the Committee agreed not to increase Mr. De Hont’s base salary from the $375,000 base salary amount in effect for the fiscal year ended January 31, 2010. The current base salary of Mr. De Hont is within the targeted range.

Mr. Morgan: base salary increased from $227,700 to $232,000. The Cook & Co. report had indicated that Mr. Morgan’s fiscal year 2010 base salary was within the targeted range, and the fiscal year 2011 base salary increase was intended to recognize Mr. Morgan’s level of performance during fiscal year 2010.  The fiscal year 2011 base salary is within the targeted range.

Mr. Kimmer: base salary increased from $158,500 to $175,000.  The increase in Mr. Kimmer’s base salary was intended to reflect Mr. Kimmer’s increased responsibilities as the General Manager of the newly formed Met-Pro Environmental Air Solutions business unit, to reward him for his level of performance during fiscal year 2010.  The fiscal year 2011 base salary is within the targeted range.

Mr. Tetley: base salary increased from $192,000 to $195,000.  The Cook & Co. report had indicated that Mr. Tetley’s fiscal year 2010 base salary was within the targeted range, and the fiscal year 2011 base salary increase was intended to recognize Mr. Tetley’s level of performance during fiscal year 2010.  The fiscal year 2011 base salary is within the targeted range.

Mr. D’Alterio: base salary increased from $170,000 to $175,000. The Cook & Co. report had indicated that Mr. D’Alterio’s fiscal year 2010 base salary was within the targeted range, and the fiscal year 2011 base salary increase was intended to recognize Mr. D’Alterio’s level of performance during fiscal year 2010.  The fiscal year 2011 base salary is within the targeted range.

Management Incentive Plan

The Company’s Management Incentive Plan (the “Plan” or the “Management Incentive Plan”) provides participating individuals with the opportunity to earn annual cash incentive awards (“awards”). Participants in the Plan include the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”), the Company’s Executive Vice President, various individuals who function as General Managers of the Company’s businesses, as well as other senior executives. In the case of the CEO and the CFO, awards are based upon the performance of the overall Company, as well as the achievement of specified personal performance goals. In the case of the Executive Vice President, the General Managers and the other senior executives, awards are based upon the performance of the operating segment or business managed by the individual, the performance of the overall Company and the achievement of personal performance goals.

The types of measures and relative weight of those measures used in determining annual incentive awards are tailored to the position and organizational responsibility. The Plan does not contemplate or provide for any specific weighting for the individual quantitative and qualitative personal objective portion of the Plan, and it is the Committee’s intent to retain discretion with respect to the measurement of the personal objective portion of the Plan. The Committee received reports from the CEO as to the level of performance by each named executive officer who is eligible for an award under the Plan.  In assessing each such named executive officer’s fiscal year ended 2010 financial and personal objective performance goals, the Committee did not assign relative weighting to such person’s personal objective portion of the Plan.

During February 2009, the Compensation Committee engaged the Hay Group Inc. to analyze the Plan, and based upon the analysis provided in connection with this engagement, the Committee approved certain changes to the Plan effective for the fiscal year ended January 31, 2010.

The amount of the award to be paid under the Plan is based on a percentage of annual base salary. This percentage reflects the executive’s respective organizational level, position and responsibility for achievement of the Company’s strategic goals. In the fiscal year ended January 31, 2010, these percentages were as follows: for the CEO, 50% of base salary; for the CFO, 40% of base salary; for the Executive Vice President, 35% of base salary; and for the General Managers, 25% of base salary.

Under the terms of the Plan, in order to be eligible for an award certain objective threshold financial results must be achieved. The fiscal year 2010 Plan requirements were as follows: for the CEO and the CFO, the achievement of a predetermined threshold financial target in terms of the Company’s earnings before interest and taxes (EBIT); and for the Executive Vice President and General Managers, the achievement of a predetermined profit before tax (PBT) amount at their respective operating segment or business unit.  These threshold financial targets are equal to the Company’s or the business unit’s EBIT or PBT, respectively, for the fiscal year in question as determined by the Company’s annual operating plan. The operating plan is developed by management in a “bottom up” manner and is challenged and ultimately approved by the Board and is understood by the Board and management to be management’s best forecast of the fiscal year, and to that extent the threshold financial target for purposes of the Management Incentive Plan is intended to be attainable. The Committee also intends, nonetheless, that the threshold financial targets represent a goal of high achievement, and the Committee’s experience is that, in any given fiscal year, a significant percentage of Plan participants do not attain their respective threshold financial targets, and an even smaller percentage receive awards two years in a row. The percentage of Plan participants who received awards under the Plan for the 2010, 2009 and 2008 fiscal years is as follows: 7%; 53%; and 58%. Additionally, no person who received an award under the 2010 Plan received an award under the 2009 Plan; and four persons who received an award under the 2009 Plan also received an award under the 2008 Plan. The Committee retains discretion over all awards under the Plan and also makes adjustments as it considers appropriate to take into account extraordinary or unusual items outside of normal operations, such as capital asset sales or unusual expenses.

As discussed earlier in “Role of Company Management in Compensation Decisions”, the CEO, together with the CFO, works with the participants in the Management Incentive Plan to establish financial and personal performance goals under the Plan, presents these financial and personal performance goals to the Committee (typically in February of each year) as part of the Company’s annual budgeting process, monitors and reports to the Board and the Committee on a periodic basis as to performance relative to these financial and personal performance goals, and presents to the Committee an assessment after the end of the fiscal year as to the extent to which the financial and personal performance goals were met by each of the participants in the Plan (other than himself).

The award amounts in formulaic terms for the fiscal year 2010 Management Incentive Plan can be expressed as:

For the CEO and the CFO:

Award Amount = Incentive Level x Base Salary x
(Financial Factor Multiplier % + Personal Objective Multiplier %)

For the Executive Vice President and General Managers:

Award Amount = Incentive Level x Base Salary x
(Financial Factor Multiplier % + Personal Objective Multiplier %) x (Corporate Goal %)

Incentive Level:

The incentive levels is as follows: for the CEO, 50% of base salary; for the CFO, 40% of base salary; for the Executive Vice President, 35% of base salary; and for the General Managers, 25% of base salary.

Base Salary:

The base salary is for the fiscal year ended January 31, 2010, which was approved by the Committee in February 2009.

Financial Factor Multiplier %:

The “financial factor multiplier” is used as a computational factor in determining the actual award amount, the value of which varies depending on the relative achievement of the financial factor (EBIT) ranging from 80% to 125% for the CEO and the CFO, achievement of the financial factor (PBT) ranging from 85% to 125% for the Executive Vice President and 90% to 125% for the General Managers.   If the financial factor actually achieved at fiscal year-end is less than 80% of the targeted goal for the CEO and the CFO (or 85% in the case of the Executive Vice President and 90% in the case of the General Managers), then the financial factor multiplier would be 0%.  The table below shows the financial factor multiplier based upon the financial factor for all participants in the Plan.

For CEO/CFO:		For Executive Vice President:		For General Managers:
Financial	Financial	Financial	Financial	Financial	Financial
Factor	Factor	Factor	Factor	Factor	Factor
(EBIT)	Multiplier %	(PBT)	Multiplier %	(PBT)	Multiplier %
less than 80%	0.00%	less than 85%	0.00%	less than 90%	0.00%
80%	30.00%	85%	30.00%	90%	30.00%
85%	37.50%	90%	40.00%	95%	45.50%
90%	45.00%	95%	50.00%	100%	60.00%
95%	52.50%	100%	60.00%	105%	66.00%
100%	60.00%	105%	66.00%	110%	72.00%
105%	66.00%	110%	72.00%	115%	78.00%
110%	72.00%	115%	78.00%	120%	84.00%
115%	78.00%	120%	84.00%	125% or greater	90.00%
120%	84.00%	125% or greater	90.00%
125% or greater	90.00%

Personal Objective Multiplier %:

The “personal objective multiplier” is used as a computational factor in determining the actual award amount, the value of which varies depending on the relative achievement of certain personal objectives. The participant may qualify for this component of the 2010 Management Incentive Plan even if the financial factor is not attained.  For the CEO and CFO if actual EBIT is less than 60% of the EBIT target; for the Executive Vice President if the actual PBT is less than 65% of the PBT target; and for the General Managers if the actual PBT is less than 70% of the PBT target, then the participant will not qualify to receive a payment for the personal objective portion of the Plan. The table below shows the personal objective multiplier percentage based upon the personal objective achievement, which is used for all participants in the Plan.

Personal	Personal
Objective	Objective
Achievement	Multiplier %
less than 0%	0.00%
20%	8.00%
40%	16.00%
60%	24.00%
80%	32.00%
100%	40.00%
110%	48.00%
120%	56.00%
125% or greater	60.00%

Corporate Goal %:

Additionally, for participants other than the CEO and the CFO, the Management Incentive Plan provides that the financial and personal objective goals will be multiplied by a corporate goal percentage, which for the fiscal year 2010 plan is based on the EBIT achieved by the Company during the fiscal year. For the Executive Vice President, if the Company achieved less than 50% of its EBIT target, the corporate goal percentage would be 50%, while if the Company achieved between 50% and 100% of its EBIT target, the corporate goal percentage would be between 50% and 100%.  For the General Managers, if the Company achieved less than 80% of its EBIT target, the corporate goal percentage would be 80%, while if the Company achieved between 80% and 100% of its EBIT target the corporate goal percentage would be between 80% and 100%.  If the Company achieves equal to or greater than 100% of its EBIT target, the corporate goal percentage would remain at 100%.

Fiscal Year 2010 Plan Awards

The Committee approved the fiscal year 2010 Management Incentive Plan at its February 2009 meeting; discussed performance under the Plan at subsequent Board meetings; specifically reviewed expected payments under the Management Incentive Plan at its December 2009 meeting; and considered data presented by the CEO at its February 2010 meeting as to the attainment of financial and personal objectives goals under the Management Incentive Plan by each of the participants. In the fiscal year ended January 31, 2010, a total of 14 employees participated in the Plan, with only one participant, Mr. Kimmer, earning an award under the Plan, which was in the amount of $34,651. No fiscal 2010 awards were made under the discretionary pool available to the CEO for distribution under the Plan to participants whose performance did not otherwise make them eligible for an award under the Plan.

Raymond J. De Hont, the CEO and Gary J. Morgan, the CFO, did not receive an award under the 2010 Management Incentive Plan, since the Company’s EBIT for the fiscal year ended January 31, 2010 totaled $6,548,589 which represented 47.1% of the targeted EBIT of $13,895,000.  As a result, Messrs. De Hont and Morgan were not eligible for either the financial or personal objective portion of the 2010 Management Incentive Plan.

Paul A. Tetley, Executive Vice President, did not receive an award under the 2010 Management Incentive Plan, since the actual PBT for the Product Recovery/Pollution Control Technologies reporting segment that he managed during the fiscal year ended January 31, 2010 represented 40.0% of the target PBT.  As a result, Mr. Tetley was not eligible for either the financial or personal objective portion of the 2010 Management Incentive Plan.

Gennaro A. D’Alterio, Vice President and General Manager, did not receive an award under the 2010 Management Incentive Plan, since the actual PBT for the Met-Pro Pump Group that he managed during the fiscal year ended January 31, 2010 represented 60.2% of the target PBT.  As a result, Mr. D’Alterio was not eligible for either the financial or personal objective portion of the 2010 Management Incentive Plan.

Gregory C. Kimmer, Vice President and General Manager, received an award of $34,651 under the 2010 Management Incentive Plan, since the actual PBT (107.78%) for the Duall business that he managed exceeded the target PBT (100.00%) for the fiscal year ended January 31, 2010.  Mr. Kimmer’s award under the 2010 Management Incentive Plan was calculated as follows:

Award Amount = Incentive Level x Base Salary x
(Financial Factor Multiplier % + Personal Objective Multiplier %) x (Corporate Goal %)

Incentive Level:

The incentive level for Mr. Kimmer was 25.00%.

Base Salary:

Mr. Kimmer’s base salary was $158,500 for the fiscal year ended January 31, 2010.

Financial Factor Multiplier %:

As a result of the actual PBT exceeding the target PBT by 107.78%, the financial factor multiplier percentage used to calculate the award amounted to 69.31%.

Personal Objective Multiplier %:

In assessing Mr. Kimmer’s fiscal year ended January 31, 2010 personal objective achievements, the Committee did not assign relative values to his various quantitative and qualitative personal objectives nor to relative levels of attainment of those goals. Attainment of the quantitative personal objectives cannot be determined by the information provided in the audited consolidated financial statements. Below is a detailed analysis of Mr. Kimmer’s personal objective achievements:

♦	Develop at least one new product or significant upgrade to an existing product: Mr. Kimmer developed two new products during the fiscal year.
♦	Reduce the business unit’s inventory by 10.0%: The actual reduction in the inventory for the business unit was reduced by 18.3%.
♦	Reduce the business unit’s accounts receivable days outstanding from 106 days to 75 days: The actual reduction in accounts receivable days outstanding for the business unit was reduced to 92 days.
♦	Complete a market analysis for a new product: The market analysis and product development was completed.

♦
Initiate and complete a thorough cost content review with the objective to remove at least 10.0% of the current cost on one of the business unit’s product lines: By redesigning the product line the cost to manufacture the product was reduced by 13.0%.

♦
Improve the gross margin on the business units assuming a level of 100.0%: During the fiscal year ended January 31, 2010, Mr. Kimmer improved the gross margin to a level of 119.2%, or an increase of 19.2%.

In assessing Mr. Kimmer’s fiscal year ended January 31, 2010 personal objectives achievements, the Committee did not assign relative values to his various quantitative and qualitative personal objectives nor to relative levels of attainment of those goals. On the basis of Mr. Kimmer’s overall performance with respect to his personal objective achievements, the Committee assessed Mr. Kimmer’s personal objective achievement for the fiscal year ended January 31, 2010 at 100%.  As a result, the personal objective multiplier percentage used to calculate the award amount amounted to 40.0%.

Corporate Goal %:

Met-Pro Corporation’s actual EBIT for the fiscal year ended January 31, 2010 totaled $6,548,589 which represented 47.1% of the targeted EBIT of $13,895,000.  As a result, the corporate goal percent for Mr. Kimmer was 80.0%.

The Committee accepted the CEO’s assessment of Mr. Kimmer’s attainment of his respective “personal objectives” components under the Plan. The Committee approved the award payable of $34,651 under the terms of the 2010 Management Incentive Plan. The award made to this named executive officer under the 2010 Management Incentive Plan is included in the Non-Equity Incentive Plan Compensation column (e) of the Summary Compensation Table on page 23.

Fiscal Year 2011 Management Incentive Plan

The Cook & Co. competitive compensation review, earlier discussed in this proxy statement, included an analysis of the Company’s Management Incentive Plan. Cook & Co.’s analysis indicated that the amount of cash compensation that may be earned under the Plan is within the 25th to 50th percentile of the Company’s FY 2011 Compensation Peer Group.  In approving the fiscal year 2011 Management Incentive Plan, the Committee made no changes in the Plan design from the design of the fiscal year 2010 Management Incentive Plan.

Long-Term Equity Incentives

The Company has historically provided long-term equity incentives, in the form of stock option grants, to the same group of executives who are participants in the Management Incentive Plan, as well as to certain other senior managers.  The Committee views stock options as a key incentive for long-term organizational performance. The Committee believes that stock options are to be awarded to encourage creation of increased value for the Company’s shareholders, reward the achievement of superior operating results, facilitate the retention of key management personnel, and align the interests of management and shareholders through equity ownership. The Committee’s approach is to consider a grant of stock options within the context of the demonstrated level of performance and to induce future performance and retention.

The Company has four stock option plans: the 1997 Stock Option Plan (the “1997 Plan”), adopted by the Company’s Board of Directors on February 24, 1997 and approved by the shareholders on June 4, 1997; the 2001 Equity Incentive Plan (the “2001 Plan”), adopted by the Company’s Board of Directors on February 26, 2001 and approved by the shareholders on June 20, 2001; the 2005 Equity Incentive Plan (the “2005 Plan”), adopted by the Company’s Board of Directors on February 21, 2005 and approved by the shareholders on June 8, 2005; and the 2008 Equity Incentive Plan (the “2008 Plan”), adopted by the Company’s Board of Directors on February 25, 2008 and approved by the shareholders on June 4, 2008.  No shares are available for future grants under the 1997 Plan and an aggregate of 51,116, 54,489 and 750,000 Common Shares are available as of January 31, 2010 for grant under the 2001, 2005 and 2008 Plans, respectively, plus an indeterminate number of additional shares resulting from anti-dilution adjustments. These Plans provide for the granting of options which are intended to satisfy the requirements of Section 422 of the Internal Revenue Code of 1986, options which are not intended to satisfy such requirements and other equity incentives.

The Committee’s current practice is to consider at its December meeting recommendations from the CEO as to stock option awards to the Company’s named executive officers (other than himself), the General Managers, and such other senior managers as the CEO believes appropriate, and to take action at such meeting with respect to grants. The Company’s current practice is to provide for vesting at a rate of one-third per year over the first three years of the ten-year term of the stock option; provided, however, that in the event of a “change of control”, asdefined, any unvested portion of the option shall become immediately exercisable. The Committee believes the vesting schedule aids the Company in retaining executives and motivating their long-term performance. Exercise rights cease ninety (90) days after termination of employment except in cases of death, disability or retirement (the options granted to Directors, which are non-qualified options, provide for a different vesting schedule and for a different exercise period following termination of service). The Committee considers the Black-Scholes option pricing model in its valuation of stock options which are granted.

At its meeting in December 2009, the Committee received recommendations from the CEO as to stock option awards for the Company’s General Managers and other senior level executives (other than himself) and discussed with the CEO his general approach to stock option awards, which the Committee agreed should take into account past practices and awards as well as the impact of the stock options upon the number of issued and outstanding shares. The CEO reviewed with the Committee his rationale for each proposed individual grant. The Committee concluded that the CEO’s recommendations were well supported. With respect to the CEO, the Committee in Executive Session considered the CEO’s and the Company’s performance for the fiscal year to date, as well as the Board’s interest in retaining the CEO, and approved an option award that was intended to reflect these considerations.   The Committee determined that on a general basis it would seek approximate parity as to the aggregate value of all of the stock option awards as compared with the prior year, based upon the Black-Scholes value. The Committee approved stock option awards aggregating 236,083 shares inclusive of the awards to 14 executives and to the six non-employee directors, or approximately 1.62% of the Company’s issued and outstanding shares as of such date, as compared with the prior year’s award of an aggregate of 206,600 shares, or approximately 1.42% of the Company’s issued and outstanding shares as of December 3, 2008.

Retirement Benefits

The Company’s named executive officers (that is, those five executives of the Company named in the Summary Compensation Table that appears later in this proxy statement), as well as other employees of the Company, are eligible to participate in a tax-qualified 401(k) defined contribution plan. The current named executive officers also participate in a Salaried Pension Plan, which is a funded, tax-qualified non-contributory defined benefit pension plan that was amended during the fiscal year ended January 31, 2007 to freeze the accrual of future benefits for all salaried and non-union hourly employees, effective on December 31, 2006. The CEO and the CFO participate in a Non-Qualified Pension Restoration Plan, an unfunded non-qualified plan, where the accrual of future benefits was frozen effective May 1, 2008, at which time a Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan, as more fully discussed below, was implemented and as to which the CEO, the CFO, and a number of other senior managers of the Company, participate. Mr. Kimmer, Vice President and General Manager of Met-Pro Environmental Air Solutions, also participates in a Deferred Compensation Plan, a funded non-qualified plan.  A description of these plans and the benefits payable to each named executive officer upon retirement is set forth in the “Pension Benefits” section on page 26.

Under the Company’s 401(k) defined contribution plan, the Company will match, in the form of Met-Pro Common Shares, up to 50% of the employee’s contribution up to 4% of compensation.  Effective January 1, 2007, in connection with the freezing of the accrual of future benefits under the Company’s defined benefit plans, the Company added a discretionary contribution to the 401(k) Plan for non-bargaining unit employees in the United States.  The discretionary contribution is (i) 2% for employees under 45 years old or with less than 5 years of service, (ii) 3% for employees 45 years or older and between five to nine years of service, or (iii) 4% for employees 45 years or older and with ten or more years of service.  The levels of discretionary contribution will not change with the employee’s age or years of service going forward and all future eligible new hires after April 15, 2006 will receive a discretionary contribution at the 2% level. The 401(k) plan is open to all employees and officers and participation is based upon the same terms and conditions.

During fiscal year 2008, the Compensation and Management Development Committee engaged Aon Consulting to undertake a review of the Company’s executive retirement benefits.  Based on this review, in December 2007, the Company’s Board of Directors approved and adopted, effective May 1, 2008, a Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan, as noted on page 23.  The purpose of the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan is to provide supplemental retirement benefits to senior executives of the Company presently totaling 11 persons, including the Company’s CEO and CFO, as determined by the Company’s Board of Directors.  The Company will make annual contributions to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan in order to provide participants with up to 30% to 60% of projected retirement age compensation (based upon base salary) assuming thirty years of service to the Company, after taking into account all Company-provided retirement income as well as the employee’s social security benefit at a defined age.  Effective May 1, 2008, the Company froze the accrual of future benefits under the existing Non-Qualified Pension Restoration Plan with respect to which the only employee participants are the CEO and the CFO.

Health and Related Benefits

The Company’s health and related plans include medical, life, disability, accidental death and dismemberment and travel accident coverage. The Company’s health and related benefit programs are designed to be competitive with other comparably sized corporations. The health and related benefits provided to executive officers are offered through broad-based plans applicable to all employees.

During fiscal year 2008, the Committee asked Aon Consulting to review the Company’s short and long-term disability programs, and after considering the Aon Consulting report, the Committee in November 2007 approved the adoption of a new short-term disability policy as well as a new long-term disability policy applicable to a group that presently consists of 14 senior executive employees including without limitation the CEO, the CFO, and other persons identified in the Company’s proxy materials as named executive officers.  To be eligible for these benefits, an employee must have six months of continuous service with the Company.  The new policies took effect on January 1, 2008.

The material provisions of the short-term disability policy are as follows: in the event of a “disability” (as defined in the Company’s long-term disability policy), the Company shall pay (i) in the case of the Company’s CEO, CFO, and Executive Vice President, 100% of the employee’s base salary for a period of up to six months, and (ii) in the case of the other participating senior executive employees, 100% of base salary for a period of up to three months and 66-2/3% for the next three months.

The material provisions of the long-term disability policy are as follows: in the event of a “disability” (as defined in the policy), the Company shall pay a benefit amount that is based upon 60% of the sum of the employee’s base salary and bonus, not to exceed $16,000 per month per employee. The base salary amount is equal to the base salary being paid in the year in which the disability occurs. The bonus amount is based upon the average of either the employee’s prior two or three years’ bonuses earned under the Company’s management incentive plan or any successor plan, which will be determined by the insurance carrier selected to insure the plan.

Other Benefits and Perquisites

All employees, including executive officers, are eligible to receive standard health, disability, life and travel insurance.  In addition, the Company provides vehicles to certain executives for business use.  For the fiscal year ended January 31, 2010, the total reimbursed expenses, excluding standard health and travel insurance, for all named executive officers related to other benefits and perquisites are included in column (g), “All Other Compensation” in the Summary Compensation Table on page 23.

Stockholding Guidelines

The Company has no formal stock ownership requirement for its named executive officers.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

Management of the Company has prepared the Compensation Discussion and Analysis as required by Item 402(b) of Regulation S-K, and the Committee has reviewed and discussed it with management. Based on this review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for the Company’s 2010 Annual Meeting of Shareholders.

Submitted by the Compensation and Management Development Committee,
George H. Glatfelter II (Chairman)
Stanley W. Silverman
Robin L. Wiessmann
March 29, 2010

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

No member of the Company’s Compensation and Management Development Committee is currently, or ever has been, an employee or officer of the Company or any of its subsidiaries, nor has any member had any relationship with the Company, the disclosure of which is required under Item 404 of Regulation S-K promulgated by the SEC.  None of the executive officers of the Company has served as a Director or member of a Compensation Committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a Director or member of the Compensation and Management Development Committee of the Company.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation earned by each of the named executive officers during the fiscal years 2010, 2009 and 2008.

The named executive officers did not receive any payments which would be characterized as “Bonus” payments during the fiscal years 2010, 2009 and 2008 except to the extent of the amounts listed under column (e), “Non-Equity Incentive Plan Compensation,” which represent the annual incentive awards for fiscal years 2010, 2009 and 2008 under the Company’s Management Incentive Plan. The fiscal year 2010 awards were approved by the Compensation and Management Development Committee at its February 22, 2010 meeting, and became payable on March 15, 2010.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($) (5)
Raymond J. De Hont	2010	$375,000	$148,330	$-	$171,881	$22,835	$718,046
Chairman, Chief Executive Officer and	2009	341,000	155,155	77,167	144,741	21,339	739,402
President	2008	310,000	139,230	69,281	25,897	16,762	561,170

Gary J. Morgan	2010	227,700	63,570	-	129,351	20,069	440,690
Senior Vice President-Finance, Secretary,	2009	220,000	66,495	39,828	88,888	18,157	433,368
Treasurer and Chief Financial Officer	2008	210,000	59,670	37,838	12,657	15,651	335,816

Gregory C. Kimmer	2010	158,500	32,600	34,651	43,690	14,424	283,865
Vice President and General Manager,	2009	154,000	26,598	-	12,332	16,188	209,118
Met-Pro Environmental Air Solutions	2008	148,000	23,868	50,033	3,080	14,147	239,128

Paul A. Tetley	2010	192,000	42,380	-	31,764	13,870	280,014
Executive Vice President-Product	2009	187,400	44,330	-	19,219	15,112	266,061
Recovery/Pollution Control Technologies	2008	182,000	39,780	28,163	1,628	12,560	264,131

Gennaro A. D’Alterio	2010	170,000	32,600	-	5,975	14,268	222,843
Vice President and General Manager,	2009	157,500	34,100	36,159	(88)	13,271	240,942
Met-Pro Pump Group	2008	150,583	23,868	25,848	412	9,415	210,126

(1)	The amounts in column (c) include base salary.

(2)
The amounts in column (d) reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Met-Pro Corporation stock made during the indicated fiscal year or earlier. For details of individual grants of stock options during 2010 please see the Grants of Plan-Based Awards table on page 24. There were no forfeitures of Met-Pro Corporation stock options by any of the named executive officers during the fiscal year. The assumptions on which these valuations are based are set forth in Note 9 to the audited financial statements included in Met-Pro Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2010.

(3)
The amounts in column (f) represent the actuarial increase in the present value of the named executive officers’ benefits under the Company’s Salaried Pension Plan, the Pension Restoration Plan (for Messrs. De Hont and Morgan) and the Deferred Compensation Plan (for Mr. Kimmer).  The actuarial increase was calculated using the interest rate, discount rate and form of payment assumptions consistent with those used in the Company’s financial statements.  The calculation assumes benefit commencement is at normal retirement age (age 65), and was calculated without respect to pre-retirement death, termination or disability.  In addition, the amounts in column (f) include the contribution to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan, further described in the “Pension Benefits” section on page 26. The contributions to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan for Messrs. De Hont, Morgan, Kimmer, Tetley, and D’Alterio amounted to $129,075, $67,695, $1,268, $18,163 and $0, respectively in the fiscal year ended January 31, 2010.

(4)	The amounts in column (g) “All Other Compensation” for fiscal year 2010, consist of the following:

	401 (k)	401 (k)		Life
	Match	Discretionary	Car	Insurance	Disability	Total
Name	($)	($)	($)	($)	($)	($)
Raymond J. De Hont	$4,928	$9,857	$3,551	$1,581	$2,918	$22,835
Gary J. Morgan	4,585	9,813	1,905	1,072	2,694	20,069
Gregory C. Kimmer	3,166	6,333	2,062	747	2,116	14,424
Paul A. Tetley	3,836	5,754	939	904	2,437	13,870
Gennaro A. D’Alterio	4,113	4,113	3,035	801	2,206	14,268

(5)	The amounts in column (h) represent the total of columns (c) through (g).

GRANTS OF PLAN-BASED AWARDS

The table below provides information about equity and non-equity awards granted to the named executive officers during the fiscal years 2010, 2009 and 2008.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)
						All Other
						Option		Grant
						Awards:	Exercise	Date Fair
	Fiscal					Number of	or Base	Value of	Grant
	Year		Estimated Future Payouts Under			Securities	Price of	Stock and	Date
	Ended/		Non-Equity Incentive Plan Awards			Underlying	Option	Option	Price of
	Grant		Threshold	Target	Maximum	Options	Awards	Awards	Options
Name	Date		($)	($)	($)	(#) (1)	($/Sh) (2)	($) (3)	($/Sh) (2)
Raymond J. De Hont	01/31/2010	(4)	$60,000	$187,500	$281,250	-	-	-	-
	01/31/2009	(4)	42,625	170,500	255,750	-	-	-	-
	01/31/2008	(4)	38,750	155,000	232,500	-	-	-	-
	12/11/2009		-	-	-	45,500	$9.690	$148,330	$9.740
	12/03/2008		-	-	-	45,500	11.345	155,155	12.100
	12/10/2007		-	-	-	45,500	11.750	139,230	11.960

Gary J. Morgan	01/31/2010	(4)	29,146	91,080	136,620	-	-	-	-
	01/31/2009	(4)	22,000	88,000	132,000	-	-	-	-
	01/31/2008	(4)	21,000	84,000	126,000	-	-	-	-
	12/11/2009		-	-	-	19,500	9.690	63,570	9.740
	12/03/2008		-	-	-	19,500	11.345	66,495	12.100
	12/10/2007		-	-	-	19,500	11.750	59,670	11.960

Gregory C. Kimmer	01/31/2010	(4)	10,144	39,625	59,438	-	-	-	-
	01/31/2009	(4)	8,663	38,500	57,750	-	-	-	-
	01/31/2008	(4)	8,325	37,000	55,500	-	-	-	-
	12/11/2009		-	-	-	10,000	9.690	32,600	9.740
	12/03/2008		-	-	-	7,800	11.345	26,598	12.100
	12/10/2007		-	-	-	7,800	11.750	23,868	11.960

Paul A. Tetley	01/31/2010	(4)	10,752	67,200	100,800	-	-	-	-
	01/31/2009	(4)	8,199	65,590	98,385	-	-	-	-
	01/31/2008	(4)	7,963	63,700	95,550	-	-	-	-
	12/11/2009		-	-	-	13,000	9.690	42,380	9.740
	12/03/2008		-	-	-	13,000	11.345	44,330	12.100
	12/10/2007		-	-	-	13,000	11.750	39,780	11.960

Gennaro A. D’Alterio	01/31/2010	(4)	10,880	42,500	63,750	-	-	-	-
	01/31/2009	(4)	8,859	39,375	59,063	-	-	-	-
	01/31/2008	(4)	8,470	37,646	56,469	-	-	-	-
	12/11/2009		-	-	-	10,000	9.690	32,600	9.740
	12/03/2008		-	-	-	10,000	11.345	34,100	12.100
	12/10/2007		-	-	-	7,800	11.750	23,868	11.960

(1)
The amounts in column (f) represent the number of stock options granted on December 11, 2009, December 3, 2008 and December 10, 2007, as part of the fiscal years 2010, 2009 and 2008 long-term incentive award.

(2)
The amounts in column (g) represent the exercise price of the stock options, which was the fair market value on the date of grant, calculated by taking the average of the high and low trading values of the Company’s Common Shares on the New York Stock Exchange on the date of grant. The closing trade value on the Company’s Common Shares on the New York Stock Exchange on December 11, 2009, December 3, 2008 and December 10, 2007 was $9.74, $12.10 and $11.96, respectively, as presented in column (i).

(3)
The amounts in column (h) represent the fair value of the stock options granted on December 11, 2009, December 3, 2008 and December 10, 2007 as part of the fiscal years 2010, 2009 and 2008 long-term incentive award. The value is computed in accordance with FASB ASC Topic 718, using a Black-Scholes option pricing model value of $3.26, $3.41 and $3.06 per option, respectively.

(4)	Columns (c), (d) and (e) show for each named executive officer the potential value of the payout of their fiscal years 2010, 2009 and 2008 annual incentive award if the threshold, target and maximum performance goals are satisfied. Annual incentive awards for fiscal years 2010, 2009 and 2008 were paid as follows, respectively, and are reported in column (e) of the Summary Compensation Table on page 23: Mr. De Hont, $0, $77,167 and $69,281; Mr. Morgan, $0, $39,828 and $37,838; Mr. Kimmer, $34,651, $0 and $50,033; Mr. Tetley, $0, $0 and $28,163; and Mr. D’Alterio, $0, $36,159 and $25,848. The Management Incentive Plan is described in the Compensation Discussion and Analysis on pages 13-22.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information on the holdings of stock options by the named executive officers at January 31, 2010.

(a)	(b)	(c)	(d)	(e)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (1)	Option Expiration Date (2)
Raymond J. De Hont	35,556	-	$5.5181	2/24/2013
	44,446	-	9.6440	2/23/2014
	44,446	-	7.4110	2/22/2015
	45,334	-	9.0375	12/15/2015
	46,667	-	10.8975	12/15/2016
	30,333	15,167	11.7500	12/10/2017
	15,166	30,334	11.3450	12/03/2018
	-	45,500	9.6900	12/11/2019

Gary J. Morgan	17,779	-	5.5181	2/24/2013
	17,779	-	9.6440	2/23/2014
	17,779	-	7.4110	2/22/2015
	18,667	-	9.0375	12/15/2015
	20,000	-	10.8975	12/15/2016
	13,000	6,500	11.7500	12/10/2017
	6,500	13,000	11.3450	12/03/2018
	-	19,500	9.6900	12/11/2019

Gregory C. Kimmer	7,112	-	5.1047	2/26/2011
	9,956	-	5.5476	2/25/2012
	9,956	-	5.5181	2/24/2013
	7,112	-	9.6440	2/23/2014
	8,000	-	7.4110	2/22/2015
	8,000	-	9.0375	12/15/2015
	8,000	-	10.8975	12/15/2016
	5,200	2,600	11.7500	12/10/2017
	2,600	5,200	11.3450	12/03/2018
	-	10,000	9.6900	12/11/2019

Paul A. Tetley	9,956	-	5.1047	2/26/2011
	9,956	-	5.5476	2/25/2012
	9,956	-	5.5181	2/24/2013
	17,779	-	9.6440	2/23/2014
	10,667	-	7.4110	2/22/2015
	10,667	-	9.0375	12/15/2015
	13,334	-	10.8975	12/15/2016
	8,666	4,334	11.7500	12/10/2017
	4,333	8,667	11.3450	12/03/2018
	-	13,000	9.6900	12/11/2019

Gennaro A. D’Alterio	5,200	2,600	11.7500	12/10/2017
	3,333	6,667	11.3450	12/03/2018
	-	10,000	9.6900	12/11/2019

(1)	The exercise price of the stock options is the fair market value of the Company’s Common Shares on the date of grant, calculated by taking the average of the high and low price of the Company’s Common Shares on the New York Stock Exchange on the date of grant.

(2)	Options granted prior to fiscal year 2007 had a ten-year term and a vesting schedule of one-third on the date of grant, one-third at the completion of year one and one-third at the completion of year two. All options granted during the fiscal years 2010, 2009 and 2008 have a ten-year term and a vesting schedule of one-third per year over three years. The first vesting date for all options granted during the fiscal years 2010, 2009 and 2008 is on the first anniversary date of the grant and is for one-third of the options that were granted, and the options subsequently vest at a rate of one-third of the grant per year on the following two anniversary dates, subject to earlier termination as well as acceleration as elsewhere described.

OPTION EXERCISES AND YEAR END HOLDINGS

The following table provides information with respect to options exercised during the fiscal year ended January 31, 2010 by each of the named executive officers and the status of their options at January 31, 2010.  In accordance with SEC rules, values are calculated by subtracting the exercise price from the average of the high and low prices of the Company’s Common Shares as reported by the New York Stock Exchange on the date of exercise, in the case of exercise, or on January 31, 2010, in the case of fiscal year-end values.

(a)	(b)	(c)	(d)	(e)	(f)	(g)
					Value of Unexercised
	Option Awards		Number of Unexercised		In-The-Money
	Number of Shares	Value Realized	Options at FY-End		Options at FY-End (1)
	Acquired on Exercise	on Exercise	(#)		($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Raymond J. De Hont	17,779	$73,826	261,948	91,001	$239,101	$-
Gary J. Morgan	15,408	63,980	111,504	39,000	109,519	-
Gregory C. Kimmer	-	-	65,936	17,800	125,072	-
Paul A. Tetley	9,956	49,771	95,314	26,001	143,314	-
Gennaro A. D’Alterio	-	-	8,533	19,267	-	-

(1)	Market value of shares covered by in-the-money options on January 31, 2010 less option exercise price. Options are in-the- money if the market value of the shares covered thereby is greater than the option exercise price.

PENSION BENEFITS

Defined Contribution Plan

Effective April 1, 1999, the Company implemented a Defined Contribution Plan (the “401(k) Plan”).  All employees of the Company in the United States are eligible to participate in the 401(k) Plan following completion of one year of service and attaining age 21.  Pursuant to this plan, employees can contribute up to 25% of their compensation to the Plan.  The Company will match, in the form of Met-Pro Common Shares, up to 50% of the employee’s contribution up to 4% of compensation.  Effective January 1, 2007, the Company added a discretionary contribution to the Plan for non-bargaining unit employees in the United States in lieu of the Defined Benefit Plan, which was frozen on December 31, 2006, and accelerated the eligibility to participate in the 401(k) Plan from the completion of one year of service to six-months of service.  The discretionary contribution is (i) 2% for employees under 45 years old or with less than five years of service, (ii) 3% for employees 45 years or older and between five to nine years of service, or (iii) 4% for employees 45 years or older and with ten or more years of service.  The levels of discretionary contribution will not change with the employee’s age or years of service going forward and all future eligible new hires after April 15, 2006 will receive a discretionary contribution at the 2% level.  During the Company’s fiscal years ended January 31, 2010, 2009 and 2008, the Company made contributions to the 401(k) Plan in the amount of $14,785, $13,910 and $13,671 for Raymond J. De Hont; $14,398, $12,376 and $13,046 for Gary J. Morgan; $9,499, $11,201 and $11,357 for Gregory C. Kimmer; $9,590, $10,733 and $9,086 for Paul A. Tetley; $8,226, $7,334 and $6,024 for Gennaro A. D’Alterio; $68,668, $66,747 and $64,462 for all executive officers as a group (7 persons).

Salaried Employee Stock Ownership Plan

Pursuant to the Company’s Salaried Employee Stock Ownership Plan (the “Ownership Plan”), the Company may make discretionary contributions to the Company’s Salaried Employee Stock Ownership Trust (the “Trust”) either in cash or in Company Common Shares.  The Trust uses the cash contributions and dividends received to purchase shares of the Company’s Common Shares.  All full-time salaried employees who are at least 21 years of age and who have been employed by the Company on a full-time basis for at least one year are eligible to participate in the Ownership Plan.  All shares acquired by the Trust are allocated to the accounts of eligible employees based on their respective salaries.  Employees nearing retirement have discretion to diversify a portion of their investment.  There were no contributions by the Company to the Employee’s Stock Ownership Trust during the fiscal years ended in 2010, 2009 and 2008, and the Company does not presently expect to make any future contributions to the Trust.

Pension Plans

The Salaried Pension Plan (the “Retirement Plan”) is a funded, tax-qualified noncontributory defined benefit pension plan that covers certain employees, including the named executive officers.  Benefits under the Retirement Plan are calculated as an annuity of one percent of the participant’s final average earnings for the five highest consecutive years of the last ten years multiplied by years of service.  Earnings covered by the Retirement Plan include annual salary and non-equity incentive paid pursuant to the Company’s Management Incentive Plan.  The amount of annual earnings that may be considered in calculating benefits under the Retirement Plan is limited by law.  For the fiscal year ended 2010, the annual limitation was $245,000.

Effective February 1, 2000, the Board of Directors adopted a Non-Qualified Pension Restoration Plan for Mr. Morgan.  Mr. De Hont was added to the Non-Qualified Pension Restoration Plan effective February 1, 2001.  The Non-Qualified Pension Restoration Plan is an unfunded supplemental plan that provides, out of the Company’s general assets, an amount substantially equal to the difference between the amount that would have been payable under the Retirement Plan, in the absence of legislation limiting pension benefits and earnings that may be considered in calculating pension benefits, and the amount actually payable under the Retirement Plan.  As noted earlier in this proxy statement, the accrual of future benefits under the Non-Qualified Pension Restoration Plan was frozen as of May 1, 2008, when the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan took effect.

The purpose of the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan is to provide supplemental retirement benefits to senior executives of the Company and others, presently totaling 11 persons, including the Company’s CEO and CFO, as determined by the Company’s Board of Directors.  During the fiscal year ended January 31, 2010, the Company made annual contributions to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan in order to provide participants with up to 30% to 60% of projected retirement age compensation (based upon base salary) assuming thirty years of service to the Company, after taking into account all Company-provided retirement income as well as the employee’s social security benefit at a defined age.  The contributions to the Non-Qualified Deferred Contribution Supplemental Executive Retirement Plan for Messrs. De Hont, Morgan, Kimmer, Tetley and D’Alterio amounted to $129,075, $67,695, $1,268, $18,163 and $0, respectively, in the fiscal year ended January 31, 2010.

The following table shows the estimated annual Retirement Plan and Pension Restoration Plan benefits on a straight life (no death benefit) basis payable for various earnings levels upon retirement at age 65, after 15, 20, 25, 30 and 35 years of credited service to the Company:

		Years of Service
Five Year Average Earnings		15	20	25	30	35
$100,000		$15,000	$20,000	$25,000	$30,000	$35,000
125,000		18,750	25,000	31,250	37,500	43,750
150,000		22,500	30,000	37,500	45,000	52,500
170,000		25,500	34,000	42,500	51,000	59,500
175,000		26,250	35,000	43,750	52,500	61,250
200,000		30,000	40,000	50,000	60,000	70,000
230,000	(1)	34,500	46,000	57,500	69,000	80,500
250,000		37,500	50,000	62,500	75,000	87,500
300,000		45,000	60,000	75,000	90,000	105,000
350,000		52,500	70,000	87,500	105,000	122,500
400,000		60,000	80,000	100,000	120,000	140,000
450,000		67,500	90,000	112,500	135,000	157,500
500,000		75,000	100,000	125,000	150,000	175,000

(1)
Internal Revenue Code Section 401(a)(17) limits on earnings used to calculate the Retirement Plan benefits amounted to $245,000, $230,000 and $225,000 for fiscal years 2010, 2009 and 2008, respectively.

As of January 31, 2010, Messrs. De Hont, Morgan, Kimmer, Tetley, and D’Alterio accrued the years of credited service under the Retirement and Pension Restoration Plans as shown on page 28.

Deferred Compensation Plan

Prior to the Company’s acquisition of the Duall business in fiscal year 1989, Mr. Kimmer, who was employed by Duall prior to our purchase of it, was party to a Deferred Compensation Plan, which was effective December 4, 1987.  The Deferred Compensation Plan provides Mr. Kimmer with a monthly retirement income equal to $2,093 for a period of 15 years beginning at the retirement age of sixty-five years.  In the event of Mr. Kimmer’s death after retirement, whether prior to or after he has begun to receive the retirement benefits, his designated beneficiary or beneficiaries shall be entitled to receive any remaining balance of such payments.

Mr. Kimmer shall receive a non-forfeitable right to the benefits above equivalent to one (1) divided by the difference between the retirement age of sixty-five years and Mr. Kimmer’s age as of the effective date of the Deferred Compensation Plan. The percentage shall then be multiplied by the number of actual years of service provided for Mr. Kimmer to give his vested portion of the benefits provided hereunder.  Mr. Kimmer was thirty-two years old on the effective date of the Deferred Compensation Plan and has a total of thirty-two years of service.

In the event of a disability, Mr. Kimmer shall become one-hundred percent vested in his right to receive a monthly disability payment.  Mr. Kimmer shall receive a monthly income equal to twenty-five percent of his former monthly base salary as of April 1, 1986, which is defined as $650, increased annually by three and one-half percent, compounded annually, up to and including the year he becomes disabled.  These monthly payments shall continue for a term of 15 years.

In the event of Mr. Kimmer’s death while employed by the Company, he shall become one-hundred percent vested in his right to receive a death benefit.  Mr. Kimmer’s designated beneficiary or beneficiaries shall be entitled to receive a monthly death benefit equal to one-hundred percent of his monthly base salary as of April 1, 1986, which is $2,600.  These monthly payments shall continue for a period of 15 years.

On June 4, 1986, the prior owner of Duall, Duall Industries Inc., purchased a whole life policy from Northwestern Mutual Life to cover the liabilities of the Deferred Compensation Plan for Mr. Kimmer.  This policy is owned by the Company.  The cash value of this policy as of January 31, 2010 amounted to $152,918.

Pension Benefits at 2010 Fiscal Year End

The following table shows, as to each of the named executive officers, (1) the number of years of Credited Service as of January 31, 2010 (measurement date of plans), (2) the present value of the accumulated benefit and (3) the payments during the last fiscal year.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Raymond J. De Hont	Retirement Plan	11.50	$131,324	$0
	Pension Restoration Plan	12.83	120,012	0
Gary J. Morgan	Retirement Plan	26.75	270,442	0
	Pension Restoration Plan	28.08	78,625	0
Gregory C. Kimmer	Retirement Plan	18.50	133,803	0
	Deferred Compensation Plan	23.08	91,509	0
Paul A. Tetley	Retirement Plan	9.92	68,594	0
Gennaro A. D’Alterio	Retirement Plan	11.42	22,720	0

(1)	Based upon the pension plans’ measurement date of January 31, 2010.

(2)	The amounts in column (d) represent the present value of accumulated benefits for the period ended January 31, 2010. The actuarial values were based on the mortality table and discount rate assumptions used in the calculation in the “Employee Benefit Plans” footnote in the Company’s audited financial statements for the fiscal year ended January 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2010.

POTENTIAL PAYMENTS UPON TERMINATION
OR CHANGE OF CONTROL

Mr. De Hont is party to a Second Amended and Restated Key Employee Severance Pay Agreement dated as of December 3, 2008 with the Company which provides that in the event of a “change of control” and the “involuntary termination of his employment” within eighteen months thereafter, the Company shall pay him an amount that is equal to twenty-four months of his base salary in effect at the time that a change of control occurs.  Payment shall be made in full at the time of final payment of his regular compensation. Mr. De Hont’s current base annual salary, effective February 1, 2010, is $375,000.

A “change in control” shall be deemed to have occurred as of the date on which any of the following events shall occur: (i) any “person” or “group of persons acting in concert”, who are not part of the present management, becomes the “beneficial owner”, directly or indirectly, of securities of the Company representing thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) there shall be a change in the composition of the Company’s Board of Directors so that a majority of the Directors in office on the effective date of the Key Employee Severance Pay Agreement no longer constitute a majority of the Board of Directors; provided, however, that any Director elected upon the recommendation of the then present majority shall be considered to be a part of the present majority; or (iii) if the shareholders approve of (a) a reorganization, merger, or consolidation, in each case with respect to which persons who were shareholders of the Company immediately prior to such transaction do not, immediately thereafter, own more than 50% of the combined voting power of the reorganized, merged or consolidated corporation’s then outstanding securities entitled to vote generally in the election of directors or (b) the  liquidation or dissolution of the Company or (c) the sale of all or substantially all of the Company’s assets; or (iv) there shall be a change of control as defined by any other agreement or plan to which the Company is a party.

“Involuntary termination of employment” means termination without “cause” (as defined), or termination of employment by Mr. De Hont for “good reason” (as defined).

Mr. De Hont has agreed that in consideration of the granting of the benefits under the agreement, he will continue to use his best efforts to perform his duties as assigned to him by the Company, and that in the event a change of control is pending or threatened, he will not voluntarily terminate his employment prior to the actual change of control but will continue to perform his duties in the same manner and with the same effort as he had employed prior to the occurrence of such events.

Mr. Morgan is also party to a Second Amended and Restated Key Employee Severance Pay Agreement on terms that are identical to those to which Mr. De Hont is party, except that the amount of compensation is equal to eighteen months of his base salary in effect at the time of the change of control. Mr. Morgan’s current base annual salary, effective February 1, 2010, is $232,000.

None of the other named executive officers are party to a Key Employee Severance Pay Agreement or other similar agreement with respect to the termination of employment following a change in control.

           The Company’s stock option agreements provide for the acceleration and immediate vesting of all unvested stock options upon a “change of control”, which is defined in the same way as such term is defined in the Key Employee Severance Pay Agreement. The following table summarizes the potential payments and intrinsic value (the value based upon the fiscal-year end closing price of $9.37 per Common Share minus the stock option exercise price) derived from the accelerated vesting of stock options upon a change of control termination if it hypothetically were to have occurred on January 31, 2010, the last day of our fiscal year:

	Key	Accelerated
	Employee	Vesting of	Total
Name	Severance	Options	($)
Raymond J. De Hont	$750,000	$-	$750,000
Gary J. Morgan	348,000	-	348,000
Gregory C. Kimmer	-	-	-
Paul A. Tetley	-	-	-
Gennaro A. D’Alterio	-	-	-

CERTAIN BUSINESS RELATIONSHIPS

The Company has no transactions or other payments to disclose under this heading under applicable SEC rules for the fiscal year 2010.

DIRECTOR COMPENSATION

The Company’s compensation philosophy for non-employee Directors is consistent with the philosophy established for the Company’s named executive officers. The compensation program is designed to attract and retain Directors with the necessary experience to represent the Company’s shareholders and to advise the Company’s executive management. It is also important that the compensation program aligns the Board of Directors with the interests of long-term shareholders. The Company uses a combination of cash and stock options to compensate non-employee Directors, and targets compensation survey data from the companies included in the Compensation Peer Groups discussed in the Compensation Discussion and Analysis section of this proxy statement, as well as similar industry segments and industry in general. Directors who are employees of the Company receive no additional compensation for service on the Board of Directors.

Cash Compensation Paid to Board Members and for Committee Participation

For fiscal year 2010, members of the Board who were not employees of the Company received an annual cash retainer of $10,000, paid in quarterly increments.  In addition, the Chair of the Compensation and Management Development Committee received an annual cash retainer in the amount of $3,500, the Chair of the Audit Committee received an annual cash retainer in the amount of $7,500 and the Chair of the Corporate Governance and Nominating Committee received an annual retainer in the amount of $1,500. Directors also receive a fee of $1,250 per day for each day during which one or more Board meetings are attended (including telephonic meetings as to which the workload, in preparation of the meeting or otherwise, justifies the payment, in the view of the Chairman), and $800 per day for each day in which Committee meetings are attended (including telephonic meetings as to which the workload, in preparation of the meeting or otherwise, justifies the payment, in the view of the Chairman).  Effective February 1, 2007, members of the Board received quarterly payments distributed in advance by the Company of amounts due for Board and Committee membership and attendance.

Option Awards Granted to Board Members

The non-employee Directors are paid an annual stock option grant on terms that are intended to be substantially similar to the terms of the options granted to the Company’s senior executives.  The option terms, which the Board has the authority to change from time to time, subject to the terms of the Company’s stock option plans, in general, are as follows: an exercise price that is equal to the average of the high and low price of the Company’s Common Shares on the date of grant; a vesting period of three years, provided, however, any unvested portion of the option shall become immediately exercisable in the event of a “change of control”, death, permanent and total disability, and shall vest ratably over a twelve month period in the event of any other cessation or termination of services as a director (other than as a result of removal for cause). The duration of the option shall be for up to ten years, subject to earlier termination under various conditions.  As to persons who were directors as of February 1, 2010, if the non-employee Director ceases to serve as such due to retirement, resignation, change of control, or for other reasons other than certain “bad” acts such as removal for cause, the option may be exercised until the earlier of five years after such cessation of services or ten year anniversary of the grant date. The grant date is typically the same date as the date that options are granted to the Company’s senior executives. Consistent with this, in December 2009, the Committee approved a stock option award of 13,000 shares for each of the Company’s six non-employee Directors.  Also, in December 2009 the Committee approved stock option awards of 3,250 shares for Mr. Silverman and 10,833 shares for Ms. Spires for their Board services from the date they were appointed a Director through the December 2009 Board meeting. The exercise price of the 2009 grants was $9.69 per share, which is the average of the high and low of the Company’s Common Shares as quoted on the New York Stock Exchange on the date of the grant.  In March 2009, the Committee approved a stock option award of 5,000 shares for Dr. Lawley at an exercise price of $8.56 per share relating to his service as a Board member for the period December 2008 through the 2009 Annual Meeting of Shareholders.

Directors’ Retirement Plan

The Board’s current policy as to an annual grant of options for non-employee Directors was intended to replace participation by non-vested Directors in the Directors’ Retirement Plan that the Board had established in 1994 (the “Directors’ Plan”). Of the Company’s Directors in fiscal year 2010, only Dr. Lawley who retired on June 3, 2009, will receive benefits under the Directors’ Plan as a result of the fact that he was vested as of December 16, 1999, the date of the Board’s action on this plan. The accrual of benefits under the Directors’ Plan for Dr. Lawley ceased as of December 16, 1999, in that Dr. Lawley elected to receive options as aforementioned for continued service as Director in lieu of participation under the Directors’ Plan.  The Directors’ Plan, which was established in 1994, provides that Directors who have completed six years of service will be eligible to receive deferred compensation after they cease to serve or reach age 70, whichever last occurs.  Payment will be made in annual installments based on $1,000 for each year of service as a Director, up to a maximum of $10,000 and for a period equal to the length of service, up to a maximum of 15 installments. Directors who have served as a Chief Executive Officer for at least six years will be eligible to receive additional annual deferred compensation at the rate of $1,000 for each year of service as an officer and/or Director, up to a maximum of $20,000, for a period equal to the length of such service, up to twenty years.  In the event of death before payments have been completed, the remaining annuity payments will be paid to the Director’s surviving spouse.  If there is no surviving spouse, a lump sum payment will be paid to the Director’s estate equal to the sum of ten annual retirement payments, less the total paid prior to death.

The Directors’ Plan further provides that if a Director’s services are terminated upon or after a “change in control” of the Company, the Director is entitled to an immediate lump sum payment of the benefits then applicable to such Director, and future payments due under the Plan to former Directors shall be accelerated and shall be immediately due and payable.  For purposes of the Plan, a “change in control” shall be deemed to occur if any person or group of persons as defined shall become the beneficial owner of 30% or more of the Company’s voting securities, or there shall be a change in the majority composition of the Company’s Board of Directors, or the shareholders of the Company shall approve a merger or other similar reorganization in which the persons who were shareholders of the Company prior to such merger do not immediately thereafter own more than 50% of the voting  securities of the Company,  or in the  event  of a change  of  control  as  defined  in any  other agreement or plan of the Company.  There are additional provisions to vest stock options upon death, disability, retirement and cessation of the Director’s services.

DIRECTOR SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each Director during the fiscal year 2010.
(a)	(b)	(c)	(d)	(e)
Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	Total ($) (4)
Nicholas DeBenedictis (5)	$26,200	$42,380	$-	$68,580
George H. Glatfelter II	24,550	42,380	-	66,930
Alan Lawley, Ph.D. (6)	6,633	10,050	789	17,472
Michael J. Morris	30,600	42,380	-	72,980
Constantine N. Papadakis, Ph.D. (7)	8,608	-	-	8,608
Stanley W. Silverman (8)	9,517	52,975	-	62,492
Judith A. Spires (9)	22,300	77,696	-	99,996
Robin L. Wiessmann (10)	-	42,380	-	42,380

(1)	The amounts in column (b) represent fees paid for board retainers, committee retainers, board meetings and committee meetings.

(2)	The amounts in column (c) reflect the grant date fair value computed in accordance with FASB ASC Topic 718, with respect to awards of options to purchase Met-Pro Corporation stock made during the indicated fiscal year. There were no forfeitures of Met-Pro Corporation stock options by any of the named Directors during the fiscal year. The assumptions on which these valuations are based are set forth in Note 9 to the audited financial statements included in Met-Pro Corporation’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2010.

(3)	The amounts in column (d) represent the actuarial increase in the present value of benefits under the Directors’ Retirement Plan for Dr. Lawley as described in the Directors’ Retirement Plan section on page 30. No other Director is vested in this plan.

(4)	The amounts in column (e) represent the total of columns (b), (c) and (d).

(5)	Mr. DeBenedictis resigned from the Board of Directors on February 22, 2010.

(6)	Dr. Lawley retired as a Director on June 3, 2009.

(7)	Dr. Papadakis passed away on April 5, 2009.

(8)	Mr. Silverman was appointed a Director in September 2009.

(9)	Ms. Spires was appointed a Director in January 2009.

(10)	Ms. Wiessmann was appointed a Director in December 2009.

(11)	The following table provides information on the holdings of stock options by each Director at January 31, 2010.

(a)	(b)	(c)	(d)	(e)
	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (12)	Option Expiration Date (13)
Nicholas DeBenedictis	10,001	-	$10.8975	2/22/2015
	13,000	-	11.7500	2/22/2015
	13,000	-	11.3450	2/22/2015
	3,250	9,750	9.6900	2/22/2015

George H. Glatfelter II	12,446	-	7.4110	2/22/2015
	13,334	-	9.0375	12/15/2015
	13,334	-	10.8975	12/15/2016
	8,666	4,334	11.7500	12/10/2017
	4,333	8,667	11.3450	12/03/2018
	-	13,000	9.6900	12/11/2019

Alan Lawley, Ph.D.	4,446	-	9.0375	6/03/2010
	13,334	-	10.8975	6/03/2010
	13,000	-	11.7500	6/03/2011
	5,000	-	8.5600	6/03/2011

Michael J. Morris	12,446	-	9.6440	2/23/2014
	13,334	-	9.0375	12/15/2015
	13,334	-	10.8975	12/15/2016
	8,666	4,334	11.7500	12/10/2017
	4,333	8,667	11.3450	12/03/2018
	-	13,000	9.6900	12/11/2019

Constantine N. Papadakis, Ph.D.	12,446	-	7.4110	4/05/2010
	13,334	-	9.0375	4/05/2010
	13,334	-	10.8975	4/05/2010
	13,000	-	11.7500	4/05/2011
	-	13,000	11.3450	4/05/2011

Stanley W. Silverman	-	16,250	9.6900	12/11/2019

Judith A. Spires	-	23,833	9.6900	12/11/2019

Robin L. Wiessmann	-	13,000	9.6900	12/11/2019

(12)
The exercise price of the stock options is the fair market value of the Company’s Common Shares on the date of grant, calculated by taking the average of the high and low price of the Company’s Common Shares on the New York Stock Exchange on the date of grant.

(13)	Options granted prior to fiscal year 2007 had a ten-year term and a vesting schedule of one-third on the date of grant, one-third at the completion of year one and one-third at the completion of year two. All options granted during the fiscal years 2010, 2009 and 2008, except for the options granted to Alan Lawley on March 27, 2009, have a ten-year term and a vesting schedule of one-third per year over three years. The first vesting date for all options granted during the fiscal years 2010, 2009 and 2008 is on the first anniversary date of the grant and is for one-third of the options that were granted, and the options subsequently vest at a rate of one-third of the grant per year on the following two anniversary dates, subject to earlier termination as well as acceleration as elsewhere described. On March 27, 2009, the Company awarded 5,000 stock options to Alan Lawley, which were fully exercisable on the grant date.

The following table shows, as to each Director who is eligible for pension plan benefits, (1) the number of years of Credited Service as of January 31, 2010 (measurement date of plans), (2) present value of the accumulated benefit and (3) the payments during the last fiscal year.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Alan Lawley, Ph.D.	Directors’ Retirement Plan	9.00	$60,564	$5,250

(1)	Based upon the pension plans’ measurement date of January 31, 2010.

(2)	The amount in column (d) represents the present value of accumulated benefits for the period ended January 31, 2010. The actuarial values were based on the mortality table and discount rate assumptions used in the calculation in the “Employee Benefit Plans” footnote in the Company’s audited financial statements for the fiscal year ended January 31, 2010 included in the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2010.

The Board receives recommendations periodically from the Compensation and Management Development Committee as to appropriate policies on Directors’ compensation, and may make changes from time to time based upon such recommendations.  In February 2010, the Committee reviewed Director and committee compensation, and took no action with respect to any change in compensation.

REPORT OF THE AUDIT COMMITTEE

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an audit report on the Company’s internal controls over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors and in accordance with the Audit Committee’s charter. The charter is available on our Company’s website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the Company’s independent registered public accounting firm is “independent”.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2011.

Submitted by the Audit Committee,
Michael J. Morris (Chairman)
Stanley W. Silverman
Judith A. Spires
Robin L. Wiessmann
March 29, 2010

The foregoing report shall not be deemed to be incorporated by reference by any general statement or reference to this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under those Acts.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Unless instructed to the contrary, the persons named in the enclosed proxy intend to vote the same in favor of the ratification of the selection of Marcum LLP as independent registered public accountants to the Company to serve for the fiscal year ending January 31, 2011, unless such engagement shall be earlier terminated.  The firm has reported to the Company that none of its members have any direct financial interest or material indirect financial interest in the Company.

A representative of Marcum LLP is expected to attend the meeting and have an opportunity to make a statement and/or respond to appropriate questions from shareholders.

The approval of the ratification of the selection of Marcum LLP requires the affirmative “FOR” vote of a majority of the shares which are present in person or by proxy at the Annual Meeting and which are actually cast on such proposal.

The Board of Directors recommends a vote FOR the ratification of the selection of Marcum LLP as independent registered public accountants for the fiscal year ending January 31, 2011.

OUR RELATIONSHIP WITH OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee is responsible for appointing, setting the compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent auditor. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services of a type of service for predictable or recurring services. During the fiscal year ended January 31, 2010, all services rendered by Marcum LLP were permissible under applicable laws and regulations and were approved, in advance, by the Audit Committee in compliance with the auditor services policy. The Audit Committee pre-approval policy is set forth in the “Audit Committee Charter” which is available on our Company website at www.met-pro.com under the “Investor Relations – Corporate Governance” captions.  A copy of the entire charter may also be obtained upon request from the Company’s Corporate Secretary.

Audit and Other Fees

On September 2, 2009, the Company engaged Marcum LLP as its independent registered public accountants for the fiscal year ended January 31, 2010. This engagement occurred in connection with the Company’s prior independent registered public accountants, Margolis & Company P.C., combining its practice with Marcum LLP effective September 1, 2009. The following table includes fees billed for professional audit services rendered by Marcum LLP for the audit of the Company’s annual consolidated financial statements for the fiscal year ended January 31, 2010 and review of its Form 10-Q for the quarter ended October 31, 2009. All other services were rendered by Margolis & Company P.C.

	2010	2009
Audit fees (1)	$201,100	$195,940
Audit related fees (2)	28,800	20,080
Tax fees (3)	51,800	50,280
All other fees (4)	-	25,700
Total	$281,700	$292,000

(1)
Audit fees consisted of audit work performed on the Company’s annual consolidated financial statements and the reviews of Quarterly Reports on Form 10-Q, as well as work generally only the independent registered public accountants can reasonably be expected to provide, such as statutory audits. Audit fees also include fees for the audits of the effectiveness of internal control over financial reporting.

(2)	Audit related fees consisted of audit work performed on employee benefit plans.

(3)	Tax fees consisted principally for services related to the preparation of the corporate income tax returns and assistance with Internal Revenue Service examinations.

(4)	The Company’s Audit Committee approved the engagement of Margolis & Company P.C. for due diligence services in connection with a potential acquisition during the fiscal year ended January 31, 2009.

PROPOSAL NO. 3
OTHER BUSINESS

The Board of Directors is not aware of any other matters that will be presented for voting by shareholders at the Annual Meeting.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment in such matters.

SHAREHOLDER PROPOSALS

Any shareholder wishing to submit a proposal for inclusion in the written proxy statement for the 2011 Annual Meeting of Shareholders must submit the proposal to Gary J. Morgan, Secretary, Met-Pro Corporation, 160 Cassell Road, P.O. Box 144, Harleysville, PA 19438 prior to December 22, 2010 in order to be considered for inclusion in the written proxy statement.  The submission of such proposals by shareholders and the consideration of such proposals by the Company for inclusion in next year’s proxy statement and form of proxy are subject to applicable rules and regulations of the SEC.

Shareholders who wish to present a Director nomination or any other business at the 2011 Annual Meeting of Shareholders, which the Company expects to hold on June 1, 2011, are required by the Company’s Bylaws to notify the Secretary in writing between February 3, 2011 and March 5, 2011.  The notice from the shareholder must provide certain information that is described in Section 2.3 of the Company’s Bylaws.  A copy of these Bylaw requirements will be provided upon written request to the Secretary at the address given in the preceding paragraph, and the notice to the Secretary containing the required information should be sent to this address as well.  The Company is not required to include in its written proxy statement nominations and proposals that are not properly submitted as described in this paragraph.

The Company retains discretion to vote proxies it receives with respect to proposals received after March 5, 2011.  The Company retains discretion to vote proxies it receives with respect to proposals received prior to March 5, 2011, provided (i) the Company includes in its proxy statement advice on the nature of the proposal and how it intends to exercise its voting discretion, and (ii) the proponent does not issue his or her own proxy statement.

Gary J. Morgan
Secretary

Harleysville, Pennsylvania
April 16, 2010

THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH PERSON WHOSE PROXY IS BEING SOLICITED, UPON THE WRITTEN REQUEST OF ANY SUCH PERSON, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2010, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO.  REQUESTS FOR COPIES OF SUCH REPORT SHOULD BE DIRECTED TO GARY J. MORGAN, SECRETARY, MET-PRO CORPORATION, 160 CASSELL ROAD, P.O. BOX 144, HARLEYSVILLE, PENNSYLVANIA 19438.

DIRECTIONS TO
ANNUAL MEETING OF SHAREHOLDERS OF MET-PRO CORPORATION
TO BE HELD AT
THE INN AT TOWAMENCIN
1750 SUMNEYTOWN PIKE
KULPSVILLE, PENNSYLVANIA 19443
(215) 368-3800

Below are directions to The Inn at Towamencin.

Directions from Philadelphia:
Take I-476 North/Pennsylvania Turnpike Northeast Extension to exit 31, PA-63 toward Lansdale. After toll booth, follow straight to traffic light. Make a left at the traffic light, The Inn at Towamencin is on the right.

Directions from New Jersey:
Take the Pennsylvania Turnpike, I-276 West toward Harrisburg. Merge onto I-476 North/Pennsylvania Turnpike Northeast Extension to exit 31, PA-63 toward Lansdale. After toll booth, follow straight to traffic light. Make a left at the traffic light, The Inn at Towamencin is on the right.

Directions from Western Pennsylvania:
Take the Pennsylvania Turnpike, I-76 East until it becomes I-276 East/Pennsylvania Turnpike. Merge onto I-476 North/ Pennsylvania Turnpike Northeast Extension to exit 31, PA-63 toward Lansdale. After toll booth, follow straight to traffic light. Make a left at the traffic light, The Inn at Towamencin is on the right.

Directions from New York City:
Take the Holland Tunnel which becomes 14th Street, which becomes I-78 West/New Jersey Turnpike. Take the I-95 South/Turnpike South exit. Merge onto the New Jersey Turnpike South. Take Exit 6 toward I-276/Pennsylvania Turnpike. The New Jersey Turnpike becomes I-276 West. Merge onto I-476 North/ Pennsylvania Turnpike Northeast Extension to exit 31, PA-63 toward Lansdale. After toll booth, follow straight to traffic light. Make a left at the traffic light, The Inn at Towamencin is on the right.

0

MET-PRO CORPORATION

160 Cassell Road

Harleysville, Pennsylvania 19438

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Gary J. Morgan and George H. Glatfelter II as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side, all the common shares of Met-Pro Corporation held of record by the undersigned on April 9, 2010 at the Annual Meeting of Shareholders to be held on June 2, 2010 or any adjournment thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF SHAREHOLDERS OF

MET-PRO CORPORATION

June 2, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.met-pro.com/html/invrel.htm

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330000000000000000 9 060210

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS
AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Raymond J. De Hont
- ○ Michael J. Morris
- ○ Robin L. Wiessmann

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Proposal to Ratify the Appointment of Marcum LLP as independent registered public accountants	☐	☐	☐

(The Board of Directors recommends a vote "FOR" this proposal.)

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy when properly executed, will be voted in the manner directed here by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Shareholder ______ Date: ______ Signature of Shareholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.